Exhibit 99.1

EXCERPTS FROM PRELIMINARY OFFERING MEMORANDUM

OFFERING MEMORANDUM SUMMARY

This summary highlights selected information contained elsewhere in this offering memorandum. This summary is not complete and does not contain all of the information that you should consider before investing in the Notes. For a more complete understanding of our company and this offering, we encourage you to read this entire document, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—GenCorp,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Rocketdyne,” the financial information included and incorporated by reference in this offering memorandum and the documents to which we have referred. Unless otherwise indicated or required by the context, as used in this offering memorandum, the terms “GenCorp,” “Company,” “we,” “our,” and “us” refer to GenCorp Inc. and all of its subsidiaries that are consolidated in conformity with GAAP, excluding Rocketdyne for periods prior to the consummation of the Acquisition and including Rocketdyne for periods following the consummation of the Acquisition, and the term “Rocketdyne” refers to Pratt & Whitney Rocketdyne, Inc., P&W Power Generation, Inc. and their respective consolidated businesses, together with the assets comprising the Pratt & Whitney Rocketdyne division of United Technologies Corporation. References to the “combined company” refer to the Company following the consummation of the Acquisition.

Unless otherwise indicated or required by the context, information identified in this offering memorandum as “pro forma” or “on a pro forma basis” gives effect to the consummation of the Transactions as described under “—The Transactions.”

GenCorp’s fiscal year ends on November 30 of each year. When we refer to a fiscal year of GenCorp, such as fiscal 2011, we are referring to the fiscal year of GenCorp ended on November 30 of that year. Rocketdyne’s fiscal year ends on December 31 of each year. When we refer to a fiscal year of Rocketdyne, such as fiscal 2011, we are referring to the fiscal year of Rocketdyne ended on December 31 of that year.

GenCorp Business

Through our wholly-owned subsidiary, Aerojet-General Corporation (“Aerojet”), we are a leading technology-based designer, developer and manufacturer of aerospace and defense products and systems for the U.S. Government, specifically the Department of Defense (“DoD”) and the National Aeronautics and Space Administration (“NASA”), and major aerospace and defense prime contractors. We believe we are the only domestic provider of all four propulsion types (solid, liquid, air-breathing and electric) for space and defense applications and we maintain strong positions in a number of the market segments that apply these technologies. Aerojet is a world-recognized specialized engineering and manufacturing company that develops and produces propulsion systems for defense and space applications, and armament systems for precision tactical systems and munitions applications. Through Aerojet, we design, develop, and produce propellant systems ranging in size from a few grams to several hundred thousand pounds. For more than 70 years, Aerojet has been a trusted supplier of highly sophisticated products and systems for military, civil and commercial space customers and we maintain a strong market position across various businesses that are mission-critical to national defense and U.S. access to space. Our revenues are highly diversified across multiple programs, prime contractors and end users and as of August 31, 2012, we had approximately 270 contracts, most of which were long-term contracts. As of August 31, 2012, we had a total contract backlog of $1,463 million, including a funded backlog of $1,033 million. In addition, we also have a real estate segment that includes activities related to the re-zoning, entitlement, sale, and leasing of our real estate assets. For the twelve months ended August 31, 2012, our net sales and Adjusted EBITDA were $948.9 million and $115.7 million, respectively. Our Aerospace and Defense segment, which includes the operations of Aerojet, accounted for 99% of our total net sales for this period.

Our capabilities and resources are aligned with our customers and markets and position us for long-term growth with improved efficiency and profitability. The market segments we serve are:

Space and Launch Systems. Aerojet is a leader in human-rated systems with 100% mission success for national and commercial requirements. Aerojet propulsion systems have flown prominently on manned and unmanned missions for NASA and the DoD since the inception of the U.S. Space Program. Aerojet develops and produces liquid propellant rocket engines and solid propellant rocket motors that power commercial and government launch vehicles. In addition, Aerojet is the leading supplier of high performance, highly reliable spacecraft propulsion products for low thrust engines and systems. Aerojet’s key spacecraft propulsion capabilities include requirements definition and trade studies, design and development, fabrication and assembly, test and post-delivery support. Current programs include Orion, Atlas V, Antares, Geostationary Satellite Systems, Global Positioning and Advanced Extremely High Frequency satellites.

Tactical Systems. Aerojet is a leader in the design, development, and production of propulsion and warhead systems for tactical missile systems. Aerojet’s dedication to researching and developing safe, effective and affordable products keeps us at the forefront of providing our customers with optimal tactical propulsion and warhead solutions. Current programs include Standard Missile (“SM-3”), Guided Multiple Launch Rocket Systems (“GMLRS”), Patriot Systems (“PAC-3”), Javelin and Tomahawk. Aerojet’s proven and reliable products have been successfully fielded on multiple active U.S. and international weapon systems.

Missile Defense Systems. Aerojet serves the missile defense markets as a manufacturer of propulsion control systems and boosters. These systems power and provide directional control for critical missile defense applications. Current programs include SM-3, Exoatmospheric Kill Vehicle/Ground Based Interceptor (“EKV/GBI”), Terminal High Altitude Area Defense (“THAAD”) and Hawk. Aerojet manufactures content for two of the three phases of ballistic missile flight (boost, mid-course and terminal) in support of the Missile Defense Agency’s (“MDA”) priorities to develop and field an integrated, layered, ballistic missile defense system in defense against all ranges of enemy ballistic missiles in all phases of flight.

Force Projection and Protection Systems. We believe Aerojet is a leader in hypersonic propulsion and provides critical systems and technology for the nation’s strategic deterrence posture. Current programs include Minuteman III 4th Stage, Trident II Post Boost (“D-5”) and Supersonic Sea-Skimming Target (“SSST”).

Our Real Estate segment includes the activities of Easton Development Company, LLC (“Easton”) related to the entitlement, sale, and leasing of GenCorp’s excess real estate assets. We own approximately 12,000 acres of land adjacent to U.S. Highway 50 between Rancho Cordova and Folsom, California east of Sacramento (the “Sacramento Land”). Acquired in the 1950s for our aerospace and defense operations, large portions of the Sacramento Land were used solely to provide safe buffer zones for propulsion testing. Modern changes in propulsion technology, coupled with the relocation of certain propulsion operations, led us to determine that large portions of the Sacramento Land were no longer needed for Aerojet’s operations. Approximately 6,000 acres have been deemed excess, and we are currently in the process of seeking zoning changes and other governmental approvals on a portion of the Sacramento Land to optimize its value. Easton and any future direct and indirect subsidiaries formed for the purpose of holding, managing, developing or monetizing real estate assets will be unrestricted subsidiaries under the indenture governing the Notes (the “Indenture”) and will not guarantee the Notes.

Rocketdyne Business

Rocketdyne is the largest liquid rocket propulsion designer, developer, and manufacturer in the United States. As the primary propulsion system provider to the U.S. Government, specifically NASA and the DoD through the United Launch Alliance, which is a commercial joint venture of Boeing and Lockheed Martin (“ULA”), Rocketdyne is considered to be the market leader in liquid launch propulsion and hypersonic systems. For more than 50 years, Rocketdyne has set the standard in space propulsion design, development and manufacturing. Rocketdyne has powered nearly all of NASA’s human-rated launch vehicles to date and has recorded more than 1,600 space launches. Rocketdyne propulsion systems have powered missions to nearly every planet in the solar system and have been a cornerstone to the U.S. Space Program since its inception. Additionally, Rocketdyne propulsion systems are vital to the launch of astronauts and cargo required for space exploration and for U.S. military and commercial satellites. Rocketdyne’s business is driven by a team of approximately 1,500 highly educated employees and a history and culture of technological innovation, as evidenced by the company’s 200 active patents and over 60 annual patent disclosures.

Large, multi-year contracts, many of which are structured with cost-reimbursable contract terms, drive stability in Rocketdyne’s projected sales and margins. For the twelve months ended September 30, 2012, Rocketdyne’s net sales and Adjusted EBITDA were $745 million and $144 million, respectively. During this time period, Rocketdyne’s launch revenues accounted for approximately 77% of net sales, and its missile defense and other product lines accounted for the remaining approximately 23% of net sales.

Rocketdyne’s decades of experience and demonstrated reliability, coupled with its management’s deep industry relationships, position the company well across all of its major market segments. Rocketdyne serves the following key market segments:

Launch Systems. Rocketdyne has a broad product offering that has powered every major NASA architecture and nearly all of NASA’s man-rated launch vehicles since the inception of the U.S. Space Program. The launch business also has a long, successful history with the DoD and currently sees strong demand related to high priority intelligence, surveillance, and reconnaissance (“ISR”) activities specifically through the launch of critical payload DoD satellites into space. Rocketdyne currently provides liquid upper stage and booster propulsion products for NASA’s Space Launch System (“SLS”) and ULA’s Delta IV and Atlas V programs.

Small Thruster Systems. Over the past 50 years, Rocketdyne has developed over 200 integrated small thruster systems including over 70 different propulsion system designs and over 40 different engine thrusters. Rocketdyne is considered the industry leader in the design, development, and production of high performance bi-propellant components, and systems. Rocketdyne’s missile defense products play a critical role in the MDA’s missile defense shield by providing the Divert and Attitude Control System (“DACS”) propulsion for the THAAD interceptor. Rocketdyne is also developing thruster systems for Boeing’s Commercial Space Transportation (“CST”)-100 spacecraft. The CST-100 spacecraft, designed to transport people to the International Space Station (“ISS”) and other low Earth orbit destinations, is in development under NASA’s Commercial Crew Program.

Hypersonics Systems. Rocketdyne has a highly skilled hypersonic propulsion team with decades of experience that is pioneering the development of liquid-fueled propulsion technologies for hypersonic systems. Rocketdyne maintains a key position on key government hypersonic propulsion programs such as the Air Force Research Laboratory’s (“AFRL”) X-51A and Robust Scramjet programs. Continued technology development is also expected through Rocketdyne’s association with Defense Advanced Research Projects Agency (“DARPA”).

Our Competitive Strengths

Market Leadership in Propulsion. Aerojet’s success is due in part to its ability to design, develop and manufacture products utilizing innovative technology. For over 70 years, Aerojet has developed a legacy of successfully meeting the most challenging missions by producing some of the world’s most technologically advanced propulsion systems for its customers. For example, Aerojet propulsion systems have flown on every NASA Discovery mission as well as every manned space mission since the inception of the U.S. Space Program. In addition, Aerojet has been a major supplier of a wide range of propulsion products to the DoD since the 1940s when it successfully developed and produced the first jet-assisted take off rockets for U.S. aircraft during World War II. We believe that Aerojet is the only domestic provider of all four propulsion types (solid, liquid, air-breathing and electric) for space and defense applications and Aerojet maintains strong positions in a number of the market segments that apply these technologies. Aerojet’s legacy of innovation has continued with significant recent defense and space system contract awards, including the U.S. Air Force/DARPA Triple Target Terminator contracts (“T3”) with Boeing and Raytheon, Standard Missile MK-125 warhead production for years 2011-13, the Griffin missile propulsion upgrade development, several multi-million dollar awards for the Standard Missile-3 Block IIB missile defense interceptor for Part IV of the Phased Adaptive Approach, the Iridium Next Propulsion program and the U.S. Air Force Upper Stage Technology Risk Reduction program.

Rocketdyne, which is the largest liquid rocket propulsion company in the U.S., has an equally well-demonstrated history of over 50 years of product innovation and technological leadership that is highly complementary to Aerojet. Rocketdyne has powered nearly all of NASA’s human-rated launch vehicles to date and has recorded over 1,600 space launches, 157 of which were human launches. Rocketdyne propulsion systems have powered space probes to nearly every planet in the solar system and have been a cornerstone to the U.S. space program since its inception. Rocketdyne’s technological leadership has led to its achievement of multiple industry firsts, including the invention of the first liquid hydrogen rocket engine, the carriage of the first humans to the moon, achieving the longest-ever supersonic combustion ramjet-powered flight and the first testing of a Russian rocket engine in the U.S. Recent significant contract awards for Rocketdyne include the selection of the RS-25 as the booster engine for the SLS program, the F-1 engine for the SLS advanced booster contract, Rocketdyne’s solution for Boeing’s CST-100 and selection for NASA’s Commercial Crew Integrated Capability (“CCiCap”) program, and the combined THAAD Foreign Military Sales (“FMS”)/Lot 4 award.

Diversified and Well Balanced Portfolio. Aerojet has been a pioneer in the development of many crucial technologies and products that have strengthened multiple branches of the U.S. military and enabled the exploration of space. We believe Aerojet maintains a unique competitive position due to a strategic focus on creating and maintaining a broad spectrum of propulsion and energetic products assisted by the growing market demand for its innovative energy management technologies. Aerojet’s resulting product line diversity has enabled it to continue to grow while avoiding significant revenue reductions experienced by concentrated portfolios. Aerojet has further capitalized on this foundation by bringing together its “solid” and “liquid” propulsion teams and “cross-pollinating” critical product features and capabilities, thus exploiting potential product line synergies and thereby offering customers innovative and advanced solutions. As of August 31, 2012, Aerojet was a mission-critical supplier on approximately 270 contracts, most of which were long-term contracts.

The acquisition of Rocketdyne adds additional diversity and significantly strengthens Aerojet’s existing contract portfolio, particularly with respect to the NASA, DoD and commercial launch markets. Rocketdyne propulsion systems power almost all of today’s medium and large payload rocket systems. It is the sole provider of both the liquid upper and boost stage engines on the SLS, Delta IV and Atlas V rocket systems. The charts below highlight Aerojet’s and Rocketdyne’s highly complementary contract portfolios and show the well balanced nature of the combined business.

The following charts set forth the percentages of net sales by principal end user of Aerojet and Rocketdyne for the twelve months ended August 31, 2012 and September 30, 2012, respectively, as well as on a pro forma combined basis.

*	Represents the percentages of pro forma net sales by principal end user of Aerojet and Rocketdyne for the twelve months ended August 31, 2012 and September 30, 2012 on a pro forma combined basis, after giving effect to adjustments relating to revenue recognition policy conformance, but without giving effect to any other revenue adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information included elsewhere in this offering memorandum.

The following charts set forth the percentages of net sales by customers of Aerojet and Rocketdyne that represented more than 10% of net sales for the twelve months ended August 31, 2012 and September 30, 2012, respectively, as well as on a pro forma combined basis.

*	Represents the percentages of pro forma net sales by customers of Aerojet and Rocketdyne that represented more than 10% of net sales for the twelve months ended August 31, 2012 and September 30, 2012 on a pro forma combined basis, after giving effect to adjustments relating to revenue recognition policy conformance, but without giving effect to any other revenue adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information included elsewhere in this offering memorandum.

High Visibility of Revenue with Multi-year Contracts and Sizable Backlog. The highly visible nature of Aerojet’s revenue comes from the long-term nature of the programs with which it is involved, its diverse and attractive contract base and its deep customer relationships. A substantial portion of Aerojet’s sales are derived from multi-year contract awards from major aerospace and defense prime contractors. In many cases, Aerojet operates under sole source contracts—some are follow-on contracts to contracts initially completed years ago and others have been sole source contracts since inception. High renewal rates, driven by our leading technology and significant requalification costs, provide Aerojet with a highly stable business base from which to grow. Aerojet’s total contract backlog (funded and unfunded) was $1,463 million as of August 31, 2012 and its funded backlog, which includes only amounts for which money has been directly appropriated by the U.S. Congress or for which a purchase order has been received from a commercial customer, totaled $1,033 million.

Rocketdyne’s high revenue visibility is anchored in its significant sole source positions, large backlog and in the case of its launch business, multiple-year satellite constellation forecasts from its customers. Rocketdyne was the sole source provider of products representing more than 79% of net sales for the twelve-month period ended September 30, 2012. Its total contract backlog (funded and unfunded) and funded backlog were $1,003 million and $506 million, respectively, as of September 30, 2012. Existing launch manifests, for both the replenishment and the addition of new platforms to the satellite constellations of the DoD, provide Rocketdyne with revenue visibility in its launch business out to 2017.

On a pro forma basis, as of August 31, 2012, total contract backlog (funded and unfunded) was $2,575 million and total funded backlog was $1,648 million. The high revenue visibility and sizeable backlogs of Aerojet and Rocketdyne are complemented by the high proportion of cost-reimbursable contracts in their portfolio mixes as shown in the charts below. These charts set forth the percentages of net sales by contract type of Aerojet and Rocketdyne for the twelve months ended August 31, 2012 and September 30, 2012, respectively, as well as on a pro forma combined basis.

*	Represents the percentages of pro forma net sales by contract type of Aerojet and Rocketdyne for the twelve months ended August 31, 2012 and September 30, 2012 on a pro forma combined basis, after giving effect to the adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information included elsewhere in this offering memorandum.

Significant Barriers to Entry. Both Aerojet’s and Rocketdyne’s businesses are characterized by significant barriers to entry, which include specialized technologies, customer emphasis on risk avoidance and a resulting reliance on existing, proven products, highly skilled workforces, the necessary infrastructure for potentially hazardous and technically sensitive work, long research and development periods, and considerable capital costs for necessary facilities and equipment. In conjunction with these barriers to entry, the long-term nature of their programs and associated requalification costs incurred if a program is moved limit the ability for their customers to easily change suppliers.

Additionally, both companies benefit from significant customer funding of their research and development expenditures, which helps position them for long-term production contracts on products they develop. A substantial portion of their businesses, including many of their contracts with major prime contractors to the U.S. government, the DoD and NASA, also requires lengthy customer certification and qualification processes, which creates significant obstacles for potential competitors. As a result, Aerojet and Rocketdyne are the sole providers on the vast majority of their contracts. In addition, new programs and platforms favor suppliers such as Aerojet and Rocketdyne that have extensive industry experience and a reputation for superior performance.

Exceptional Long-Term Industry Relationships. Aerojet and Rocketdyne serve a broad set of customers and are major suppliers of propulsion products to top original equipment manufacturers such as Boeing, Lockheed Martin, Raytheon and ULA, as well as to the DoD, NASA and other U.S. government agencies. Both companies have a long history of partnering with their respective customers and have developed close relationships with key decision-makers while working for a combined total of more than a century in the rocket and missile propulsion markets. Aerojet and Rocketdyne are, in many instances, approached by multiple prime contractors in bidding processes, which is a testament to the strength of their relationships and their technological leadership. Aerojet has served its two largest customers, Lockheed Martin and Raytheon, for more than 35 and 25 years, respectively. Rocketdyne has served its two largest customers, NASA and ULA (and its predecessor companies), for more than 50 years. We believe these long-term relationships and the reputation of both companies for performance enhance customer loyalty and provide them with key competitive advantages in winning new contracts for new programs as well as follow-on and derivative contracts for existing programs.

Significant Real Estate Holdings. Modern changes in propulsion technology, coupled with the relocation of certain of Aerojet’s propulsion operations, led GenCorp to determine that large portions of the Sacramento Land were no longer needed for Aerojet’s operations. As a result, approximately 6,000 acres are undergoing entitlement for new development opportunities under the brand name “Easton”. We believe Easton has numerous competitive advantages over other areas, including several miles of freeway accessible frontage, one of the largest single-owner land tracts suitable for development in the Sacramento region, and a desirable “in-fill” location surrounded by residential and business properties. The Easton development plan includes a broad range of housing, office, industrial, retail, and recreation uses.

Management Team with a Successful Track Record. GenCorp’s operations are led by an experienced management team with a demonstrated focus on operating performance and the implementation of financial policies to support the business. This team has established a track record of increasing revenue and backlog, improving contract performance, reducing overhead expenses, and increasing free cash flow. The management team includes seasoned executives with extensive defense and aerospace industry experience, relationships and knowledge. The addition of Rocketdyne’s highly talented employee base and its leadership team that averages 25 years with the company will further add to the experience and expertise of the combined company’s management team.

Our Business Strategy

Deliver Excellent Performance on Our Programs. Aerojet has capitalized on its strong technical capabilities to become a critical provider of components and systems for major propulsion programs. We believe that Aerojet offers its customers the most innovative and advanced solutions in the markets in which it operates. Aerojet is in a unique competitive position due to the diversity of its propulsion technologies, complete warhead capabilities, composites and metallic structures expertise, and the synergy between the product lines it offers its customers. Aerojet places a high priority on delivering high levels of performance on its existing contracts, which enables it to continue to take advantage of new program opportunities and respond to its customers’ increasing demand for its products. For example, Aerojet’s AJ10 engine recently helped propel the 149th launch of the Delta II vehicle for NASA’s Aquarius research satellite to orbit. This launch extends Aerojet’s track record of 100% mission success for the Delta II rocket since its first use in 1999. The AJ10 engine has also delivered payloads for NASA’s space explorations such as MESSENGER, Phoenix Mars Lander, Fermi Gamma Ray Space Telescope, Deep Impact and the Mars Explorations Rovers (both Spirit and Opportunity), as well as the U.S. Air Force Global Positioning System Block IIR fleet. Similar to Aerojet, Rocketdyne will continue to capitalize on its technical capabilities, particularly as they relate to its strong association with NASA and leadership in the development of the next generation of heavy space launch vehicle architecture. Rocketdyne has an unprecedented history in the launch market and has, over a more than 50-year period, demonstrated a reliability of 0.998. Rocketdyne’s recent launch and other key program success include the successful completion of the SSME program with 100% mission success over 30 years and more than 400 flights, full power and full duration testing on the J-2X engine, which was accomplished earlier in the test program than any past large booster or upper stage engine, and 100% mission success for THAAD DACS on its test flights.

Focus on Operational Excellence. Aerojet has maintained a strong focus on continued improvement in operational performance across all areas of its business. In 2010, Aerojet took additional steps to improve efficiency and quality by beginning to establish common systems, shared services and lean principles across its business. Aerojet management has allowed for increased autonomy within each division and restructured and aligned incentives at both the division and corporate level to drive improvements in operating performance and customer service. These operational changes have led to an intense focus by GenCorp’s business leaders on improving contract profitability, reducing operating expenses, increasing free cash flow generation and maintaining high levels of customer service. Rocketdyne brings with it an equally strong focus on operational excellence, which is reflected in the company being able to grow Adjusted EBITDA and Adjusted EBITDA margins during the period from 2009 through August 31, 2012, despite the declines in its net sales as a result of the winding down of NASA’s space shuttle program. The addition of Rocketdyne will also allow for the capture of cost savings and increases in operating efficiencies through reduced redundancies and the implementation of the best practices of each business across the combined company.

Expand Our Technologies and Product Offerings. Aerojet’s research and development activities have enabled it to provide its customers with more comprehensive, value added solutions and to expand content on existing platforms and programs. Designing and producing both liquid and solid propulsion systems has allowed Aerojet to transfer technology between these broad product areas and to spawn innovation for a wider range of applications. We expect the addition of Rocketdyne and its approximately 850 skilled engineers, approximately 400 of whom have advanced degrees, to further accelerate innovation by enhancing technology transfer across an even broader product portfolio. Rocketdyne also provides GenCorp re-entry into the large space launch engine market at a critical inflection point in the industry and further strengthens Aerojet’s existing positions in the missile defense and hypersonics markets.

Optimize the Value of Our Real Estate Holdings. We intend to continue to seek zoning changes and other government approvals on a portion of the Sacramento Land in order to optimize its value. Located 15 miles east of downtown Sacramento, California along U.S. Highway 50, a key growth corridor in the region, the master development plan reflects our efforts to make Easton one of the finest master-planned communities in the U.S. Upon completion, we believe that Easton will include a broad range of housing, office, industrial, retail and recreational space, which we believe will ensure long-term value enhancement of the property.

Industry Overview

For the Government Fiscal Year (“GFY”) ended September 30, 2012 and beyond, federal department/agency budgets are expected to remain under pressure due to the financial impacts from spending cap agreements contained in the Budget Control Act of 2011 or the “Budget Control Act” (Public Law 112-25) (the debt-ceiling and deficit-reduction compromise agreement signed into law on August 2, 2011), as well as from on-going military operations and the cumulative effects of annual federal budget deficits and rising U.S. federal debt. As a result, the DoD GFY 2013 budget request submitted to Congress on February 13, 2012 is $525.4 billion for the base budget, $45 billion below the amount planned for GFY 2013 a year ago and $5.2 billion below the final GFY 2012 appropriated amount. The DoD budget request also includes cuts and other initiatives that will reduce DoD spending by $259 billion over the next five years and $487 billion over ten years, consistent with the Budget Control Act. The NASA GFY 2013 budget request is $17.7 billion. In addition, pursuant to the Budget Control Act, as amended by the American Taxpayer Relief Act of 2012, additional mandatory spending caps will be triggered, potentially beginning in March 2013 if Congress and the Administration do not reach agreement on means to reduce the deficit by $1.2 trillion, approximately half of which is expected to impact the defense budget.

Despite overall defense spending pressures, we believe that Aerojet and Rocketdyne are well-positioned to benefit from spending in DoD priority areas. This view reflects the DoD’s strategic guidance report released in January 2012. This report affirms support for many of the core programs of both Aerojet and Rocketdyne and points towards continued DoD investment in: space defense—in order to ensure access to this highly congested and contested “global commons”; missile defense—in order to protect the homeland and counter weapons of mass destruction; and power projection—by improving missile defense systems and enhancing space-based capabilities. Rocketdyne’s critical role in launching DoD satellites into space also aligns with the overall focus and increased spending by the DoD on ISR and cyber, precision strike and communications capabilities. Finally, Aerojet and Rocketdyne have limited direct exposure to in-theater spending in Iraq and Afghanistan and so we expect the revenue impact on both businesses from the continued withdrawal of forces from these regions to be muted.

In 2010, the NASA Authorization Act took effect impacting GFYs 2011-2013. The Authorization Act aimed to: safely retire the Space Shuttle; extend the ISS through 2020; continue the development of the multipurpose crew exploration vehicle; build a new heavy lift launch vehicle; invest in new space technologies; and sustain and grow the science and aeronautics programs at NASA. Aerojet and Rocketdyne have strong positions of incumbency and are well aligned with the long-term budget priorities of NASA. Aerojet is the main propulsion provider for the multi-purpose crew vehicle and Rocketdyne is the leader in NASA’s development efforts of a new heavy lift launch vehicle through its work on the J2-X and RS-25 programs.

The Transactions

Stock and Asset Purchase Agreement

On July 22, 2012, we entered into a Stock and Asset Purchase Agreement (the “Acquisition Agreement”) with United Technologies Corporation (“UTC”), a Delaware corporation. Upon and subject to the terms and conditions of the Acquisition Agreement, we have agreed to purchase Rocketdyne, including all of the issued and outstanding shares of common stock of Pratt & Whitney Rocketdyne, Inc., a Delaware corporation and wholly owned subsidiary of UTC, and P&W Power Generation, Inc., a Delaware corporation and wholly owned subsidiary of UTC, along with certain other assets relating to Rocketdyne (the “Acquisition”).

The purchase price we have agreed to pay for Rocketdyne is $550 million in cash, subject to adjustment for net assets and other specified items.

The Acquisition Agreement contains customary representations and warranties and covenants by each party. Both parties are obligated, subject to certain limitations, to indemnify the other under the Acquisition Agreement for certain customary and other specified matters, including breaches of representations and warranties, nonfulfillment or breaches of covenants and for certain liabilities and third-party claims.

We are obligated to pay to UTC a termination fee of $20 million in the event that the Acquisition Agreement is terminated in certain circumstances. The consummation of the Acquisition is subject to customary conditions to closing, including the receipt of certain government approvals, such as the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). The Acquisition Agreement was amended on October 16, 2012 to, among other things, extend to May 1, 2013 the date on or after which UTC may terminate the Acquisition Agreement for failure to obtain governmental approval under the HSR Act. As a result of the review under the HSR Act and pursuant to the Acquisition Agreement, we may be required to dispose of businesses, product lines or assets representing, in the aggregate, less than or equal to $100 million of annual revenue.

Rationale for the Acquisition

GenCorp believes that the acquisition of Rocketdyne will improve our position as a leading rocket propulsion company. Combined, both companies have over a century of experience designing and supplying highly sophisticated propulsion and other technologies to government, military, and commercial customers. The combined company will be well positioned to capitalize on the complementary capabilities of both businesses to create additional growth opportunities and value for their customers.

Rocketdyne is the leading liquid rocket propulsion company in the U.S., with more than 50 years of design, development, and manufacturing experience. Rocketdyne provides GenCorp re-entry into the large space launch engine market at a critical inflection point in the industry and further strengthens Aerojet’s existing positions in the missile defense and hypersonics markets.

The increased scale and scope of our combined businesses will allow us to capture cost savings and increase operating efficiencies through, among other things, reduced redundancies, more efficient management of our lower-tier supply base and better and more focused expenditure on internal and customer funded research and development. We also expect to benefit from the implementation of the best practices of each business across the combined company following the acquisition.

New Term Loan

The Second Amendment (as defined elsewhere in this offering memorandum) to our existing senior secured credit facility (the “Senior Credit Facility”) provided for, among other things, a delayed draw term loan (the “New Term Loan”) to us in an amount of up to $50 million. Subject to certain conditions, the New Term Loan is available in a single draw until 360 days after August 16, 2012 to fund the Acquisition (or to be deposited in an account held by the administrative agent under our Senior Credit Facility in anticipation of the Acquisition). To the extent that the Acquisition is not consummated, we may use the proceeds from the New Term Loan either (i) to prepay the New Term Loan in its entirety without premium or penalty, subject to certain conditions, or, in certain circumstances, (ii) for general corporate purposes.

The borrowing of the New Term Loan is subject to customary conditions, including the requirement that at the time of issuance of the New Term Loan, (i) no default or event of default under the Senior Credit Facility shall have occurred and be continuing and (ii) after giving effect to the New Term Loan, we shall not have exceeded the amounts we are permitted to borrow under the Senior Credit Facility. If drawn, the New Term Loan would initially bear interest at a rate equal to the LIBOR plus 350 basis points (subject to downward adjustment), or the base rate as it is defined in the credit agreement governing the Senior Credit Facility plus 250 basis points (subject to downward adjustment). Amounts repaid or prepaid on the New Term Loan may not be reborrowed.

Escrow of Proceeds

If this offering is completed prior to the consummation of the Acquisition, concurrently with the closing of this offering, we will deposit the gross proceeds from this offering of the Notes (after deducting underwriting discounts) plus an amount sufficient to fund a special mandatory redemption of the Notes (as described below) on February 28, 2013, including accrued interest on the Notes, into an escrow account pursuant to an escrow agreement (the “Escrow Agreement”) and will continue to deposit accrued interest on the Notes on a monthly basis until the release of the escrow funds upon satisfaction of certain conditions or until a special mandatory redemption. The release of the escrow proceeds will be subject to the satisfaction of certain conditions, including the closing of the Acquisition. If the Acquisition is not consummated on or prior to July 21, 2013, subject to a one-month extension as described herein (which we refer to as the “Escrow End Date”), or we fail to make the aforementioned deposits into the escrow account, or upon the occurrence of certain other events, the Notes will be subject to a special mandatory redemption. The special mandatory redemption price will be a price equal to 100% of the initial issue price of the Notes, plus accrued and unpaid interest from the issue date of the Notes up to, but not including, the payment date of such special mandatory redemption. The funds that we deposit into the escrow account will be pledged as collateral to the escrow agent for the benefit of the holders of the Notes. See “Description of Notes—Escrow of Proceeds; Release Conditions” and “Description of Notes—Special Mandatory Redemption.”

Upon release of the proceeds from escrow, the net proceeds of this offering will be used to finance the Acquisition as described in this offering memorandum under the caption “Use of Proceeds.”

We refer to the Acquisition, this offering, the performance of our obligations under the Escrow Agreement, the borrowing of the New Term Loan, the payment of related fees and expenses and the other transactions described above as the “Transactions.”

Recent Developments

Potential Divestiture of LDACS Business

Following discussions with the U.S. Federal Trade Commission (the “FTC”) after the filing of a notification with respect to the Acquisition pursuant to the HSR Act and after receiving on January 7, 2013 a modification to the FTC’s request for additional information (commonly referred to as a “second request”) which at this time limits the scope of the FTC’s investigation of the Acquisition under such second request to the Liquid Divert and Attitude Control Systems (“LDACS”) businesses of Aerojet and Rocketdyne, we have decided to seek to divest Aerojet’s LDACS business in order to facilitate obtaining clearance of the Acquisition pursuant to the HSR Act. If we proceed with the divestiture, we expect that such divestiture will consist of all of Aerojet’s assets needed for the design, development and production of its LDACS business, which includes but is not limited to the EKV/GBI program. The net sales for the LDACS program for the twelve-month period ended August 31, 2012 was $37.7 million. For more information regarding Aerojet’s LDACS business, see the description under the caption “Assets Held For Sale” under Note 1 to the unaudited pro forma condensed combined financial statements included elsewhere in this offering memorandum.

Accordingly, we are in the process of offering the LDACS business for sale to potential buyers, discussing the terms of the sale with the FTC and seeking to enter into an asset purchase agreement with a potential buyer expeditiously. Once a purchaser is identified, we will present the purchaser to the FTC for approval, which we expect to be memorialized in a consent decree. However, there can be no assurance that we will find a purchaser for Aerojet’s LDACS business, that we will be able to negotiate an asset purchase agreement with any such purchaser expeditiously, that the FTC will approve the proposed purchaser or the terms of such divestiture, or that the FTC will not require the divestiture of additional assets or similar alternative remedies. The consummation of the proposed divestiture is subject to FTC review and approval. If we are unable to complete a divestiture of Aerojet’s LDACS business or enter into a definitive agreement with a buyer providing for such divestiture, or reach an alternative remedy, we may not receive final FTC clearance for, and will not be able to consummate, the Acquisition. In the event that the FTC does not approve of the divestiture or the Acquisition, or the divestiture is no longer required, we may not be able to, or may elect not to, proceed with the divestiture of Aerojet’s LDACS business.

GenCorp Preliminary Fiscal Year 2012 Financial Results

We have not yet finalized our financial statement preparation and audit for the fourth quarter and fiscal year ended November 30, 2012. In connection with the finalization process, we may identify items that would require us to make adjustments to our preliminary financial results set forth below. As a result, our financial results could be different from those set forth below and those differences could be material. Our consolidated financial statements for the three months and fiscal year ended November 30, 2012 will not be available until after this offering is completed, and consequently, will not be available to you prior to investing in the Notes. Results for historical periods are not necessarily indicative of future results and therefore investors should not place undue reliance on our financial results for the quarter ended November 30, 2012.

Based on our preliminary results, we currently expect to report consolidated net sales for the fourth quarter ended November 30, 2012 of between $290 million and $305 million and consolidated net sales for the fiscal year ended November 30, 2012 of between $987 million and $1,002 million. We also expect to report Adjusted EBITDAP for the fourth quarter ended November 30, 2012 of at least $32 million (or Adjusted EBITDA of at least $33 million after further adjusting for approximately $1 million in stock-based compensation expense) and Adjusted EBITDAP for the fiscal year ended November 30, 2012 of at least $109 million (or Adjusted EBITDA of at least $115 million after further adjusting for approximately $6 million in stock-based compensation expense). In addition, we expect to report that, as of November 30, 2012, we had cash and cash equivalents of between $155 million and $165 million and net debt of between $80 million and $90 million. We also expect to report that, as of November 30, 2012, Aerojet’s total contract backlog (funded and unfunded) was between $1,518 million and $1,533 million, its funded backlog was between $1,010 million and $1,025 million, and its contract awards were between $1,074 million and $1,104 million.

In addition, we expect that a decline in the discount rate used to measure pension liabilities from our fiscal year-end 2011 to our fiscal year-end 2012 will result in a significant increase in the unfunded pension obligation for our “tax-qualified” defined benefit pension plan. Based on our preliminary results, we currently estimate the unfunded pension obligation for our pension plan to be between $450 million and $500 million as of November 30, 2012 with total defined benefit pension assets of between $1,175 million and $1,275 million as of such date. However, as a result of the Moving Ahead for Progress in the 21st Century Act (“MAP-21”), which was signed into law on July 6, 2012 and provides temporary relief for employers who sponsor defined benefit pension plans, we do not expect to make any cash contributions to our “tax-qualified” defined benefit pension plan until fiscal 2015 or later. In addition, under the Office of Federal Procurement Policy rules, we will recover portions of any required pension funding through our government contracts and we estimate that approximately 84% of our unfunded pension obligation as of November 30, 2012 is related to our government contracting business.

The above amounts are subject to the finalization of our fourth quarter and fiscal year ended November 30, 2012 results. Because of the recent conclusion of the quarter ended November 30, 2012, this information is, by necessity, preliminary in nature and based only upon preliminary information available to us as of the date of this offering memorandum. The above preliminary financial data have been prepared by, and are the responsibility of, our management. PricewaterhouseCoopers LLP, our independent registered public accounting firm, has not audited, reviewed, compiled or performed any procedures with respect to such preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. Investors should exercise caution in relying on this information and should not draw any inferences from this information regarding financial or operating data not provided or our performance in future periods.

Summary Corporate Organization

The following chart summarizes our organizational structure and our principal outstanding debt obligations after giving effect to the Transactions, which include the Acquisition and the issuance and sale of the Notes offered hereby, as well as the applicable obligors under the Notes offered hereby.

All entities shown below are 100% wholly owned unless otherwise indicated. For a summary of debt obligations identified in this diagram, please see “Description of Notes” and “Description of Other Indebtedness.”

(1)	Includes (i) a revolving credit facility in an aggregate principal amount of up to $150.0 million (with a $100.0 million subfacility for standby letters of credit and a $5.0 million subfacility for swingline loans), of which $44.8 million in letters of credit was outstanding as of August 31, 2012, (ii) a term loan in an aggregate principal amount of $50.0 million, of which $48.1 million was outstanding as of August 31, 2012 and (iii) an incremental facility in an aggregate principal amount of up to $50.0 million for increases in revolving credit facility or term loan borrowings, none of which was outstanding as of August 31, 2012. Does not include $50.0 million in a delayed draw term loan under the Senior Credit Facility in respect of the New Term Loan (see Footnote 2).
(2)	Represents the full principal amount of the delayed draw term loan under the Senior Credit Facility.
(3)	Represents subsidiaries of GenCorp and Aerojet that will not guarantee our obligations under the notes, including Easton Development Company, LLC, which is 95% owned by GenCorp Inc. and 5% owned by Aerojet. After giving effect to the Transactions, including this offering and the use of proceeds therefrom as described under the caption “Use of Proceeds,” on a pro forma basis, our non-guarantor subsidiaries would have generated approximately 2% of our net sales for the twelve months ended August 31, 2012, and would have accounted for approximately 3% of our total assets, excluding all intercompany balances, and 1% of our total liabilities as of August 31, 2012.
(4)	Includes Pratt & Whitney Rocketdyne, Inc. and P&W Power Generation, Inc.

Our principal executive offices are located at 2001 Aerojet Road, Rancho Cordova, CA 95742. Our mailing address is P.O. Box 537012, Sacramento, CA 95853-7012 and our telephone number is (916) 355-4000. Our common stock is listed on the New York Stock Exchange and the Chicago Stock Exchange under the symbol “GY.” We maintain a website at www.gencorp.com; however, the information on our website is not part of this offering memorandum.

Summary Unaudited Pro Forma Financial Information

The following summary unaudited pro forma condensed combined financial information was derived from the unaudited pro forma condensed combined financial information included elsewhere in this offering memorandum. The unaudited pro forma condensed combined financial information is based on the historical financial statements of GenCorp and Rocketdyne after giving effect to the Transactions and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information included elsewhere in this offering memorandum. See “Unaudited Pro Forma Condensed Combined Financial Information.”

GenCorp and Rocketdyne have different fiscal year ends and have different interim period ending dates for each quarter. GenCorp’s fiscal year ends on November 30 while Rocketdyne’s fiscal year ends on December 31. The unaudited pro forma condensed combined balance sheet data as of August 31, 2012 gives effect to the Transactions as if they had occurred on August 31, 2012. The unaudited pro forma condensed combined statement of operations for the fiscal year ended November 30, 2011 and the nine months ended August 31, 2012 and August 31, 2011 give effect to the Transactions as if they had occurred on December 1, 2010, the first day of GenCorp’s 2011 fiscal year.

The unaudited pro forma condensed combined balance sheet data as of August 31, 2012 combines the unaudited historical balance sheet of GenCorp as of August 31, 2012 and the unaudited historical balance sheet of Rocketdyne as of September 30, 2012. The unaudited pro forma condensed combined statement of operations for the fiscal year ended November 30, 2011 combines the audited historical results of GenCorp for the fiscal year ended November 30, 2011 and the audited historical results of Rocketdyne for fiscal year ended December 30, 2011. The unaudited pro forma condensed combined statement of operations for the nine months ended August 31, 2012 and August 31, 2011 combines the unaudited historical results of GenCorp for the nine months ended August 31, 2012 and August 31, 2011 and the unaudited historical results of Rocketdyne for the nine months ended September 30, 2012 and September 30, 2011. The unaudited pro forma financial information presented for the twelve months ended August 31, 2012 has been derived by taking the unaudited pro forma condensed combined statement of operations for the fiscal year ended November 30, 2011, less the unaudited pro forma condensed combined statement of operations for the nine months ended August 31, 2011, plus the unaudited pro forma condensed combined statement of operations for the nine months ended August 31, 2012.

The summary unaudited pro forma condensed combined financial information is based on estimates and assumptions that we believe are reasonable; however, we can provide no assurance that the estimates and assumptions used in the preparation of the unaudited pro forma condensed combined financial information are correct. These estimates and assumptions are preliminary and may change materially between the date of this offering memorandum and the consummation of the Transactions. The unaudited pro forma condensed combined financial information is for informational purposes only and does not purport to represent what GenCorp’s results of operations or financial data would actually have been had the Transactions occurred on the dates specified, nor does it purport to project our results of operations or financial position for any future period or at any future date. We therefore caution you not to place undue reliance on the summary unaudited pro forma condensed combined financial information.

The following summary unaudited pro forma condensed combined financial information should be read in conjunction with “—The Transactions,” “Unaudited Pro Forma Condensed Combined Financial Statements,” “Selected Historical Consolidated Financial and Other Data—GenCorp Selected Historical and Other Financial Data,” “Selected Historical Consolidated Financial and Other Data—Rocketdyne Selected Historical and Other Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—GenCorp,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Rocketdyne” and GenCorp’s and Rocketdyne’s historical consolidated financial statements and the related notes thereto included elsewhere or incorporated by reference in this offering memorandum.

	Pro Forma Year Ended November 30,	Pro Forma Nine Months Ended August 31,		Pro Forma Twelve Months Ended August 31,
	2011	2011	2012	2012
	(Unaudited)
	(in millions)
Net sales	$1,541.9	$1,117.1	$1,195.0	$1,619.8

Operating costs and expenses:
Cost of sales (exclusive of items shown separately below)	1,283.9	923.9	1,007.5	1,367.5
Selling, general and administrative	74.9	55.9	60.0	79.0
Depreciation and amortization	57.5	42.6	40.5	55.4
Other expense, net(1)	10.5	1.9	10.4	19.0
Goodwill impairment	279.0	—	—	279.0

	1,705.8	1,024.3	1,118.4	1,799.9

Operating (loss) income	(163.9)	92.8	76.6	(180.1)
Non-operating (income) expense:
Interest expense	69.0	52.1	44.6	61.5
Interest income	(1.0)	(0.8)	(0.5)	(0.7)

Total non-operating expense, net	68.0	51.3	44.1	60.8

(Loss) income from continuing operations before income taxes	(231.9)	41.5	32.5	(240.9)
Income tax (benefit) provision	(84.2)	16.9	15.2	(85.9)

(Loss) income from continuing operations	$(147.7)	$24.6	$17.3	$(155.0)

Other Data:
Pro Forma Adjusted EBITDA(2)	$233.8	$176.9	$159.6	$216.5

Balance Sheet Data (at end of period):
Cash, cash equivalents and marketable securities				$112.6
Property, plant and equipment, net				294.1
Total assets				1,818.7
Total debt				759.4
Shareholders’ equity				16.5

Selected Pro Forma Credit Statistics:
Net debt(3)				$646.8
Ratio of net debt to Pro Forma Adjusted EBITDA(2)(3)				3.0	x
Net secured debt(4)				$445.5
Ratio of net secured debt to Pro Forma Adjusted EBITDA(2)(3)(4)				2.1x
Cash interest expense(5)				$55.1
Ratio of Pro Forma Adjusted EBITDA to cash interest expense(2)(5)				3.9	x

(1)	Includes unusual items, which consist primarily of legal matters and debt repurchase and refinance costs. See Note 13 to our audited consolidated financial statements for the fiscal year ended November 30, 2011 and Note 13 to our unaudited condensed consolidated financial statements for the quarterly period ended August 31, 2012, both of which are incorporated by reference in this offering memorandum, as well as the “Management’s Discussion and Analysis of Financial Condition and Results of Operations—GenCorp” section located elsewhere in this offering memorandum, for information on unusual items included in our financial results.

(2)	Pro Forma Adjusted EBITDA is defined as Pro Forma Adjusted EBITDAP adjusted for stock-based compensation expense. Pro Forma Adjusted EBITDAP is defined as GAAP income (loss) from continuing operations before income taxes for the periods presented, adjusted by interest expense, interest income, depreciation and amortization and retirement benefit plan expense (pension and postretirement benefits), goodwill impairment and excluding the unusual items referred to in footnote (1) above, in each case, as further adjusted to give effect to the Transactions, including this offering and the application of the net proceeds therefrom as described in “Use of Proceeds,” and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information included elsewhere in this offering memorandum. Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDAP are non-GAAP measures that are presented in this offering memorandum because we believe it is a useful financial measurement for assessing operating performance as it provides investors with an additional basis to evaluate our performance. In addition, we use this metric to further our understanding of the historical and prospective consolidated core operating performance of our segments, net of expenses incurred by our corporate activities in the ordinary, ongoing and customary course of our operations. Further, we believe that to effectively compare this core operating performance metric from period to period on a historical and prospective basis, the metric should exclude items relating to retirement benefits (pension and postretirement benefits), significant other non-cash expenses, the impacts of financing decisions on the earnings, and items incurred outside the ordinary, ongoing and customary course of our operations. Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDAP do not represent, and should not be considered an alternative to, net income, as determined in accordance with GAAP. Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDAP as presented in this offering memorandum may not be comparable to other similarly titled measures disclosed by other companies. The following table provides a reconciliation of income (loss) from continuing operations before income taxes, the most directly comparable GAAP measure, to Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDAP for the periods presented:

	Pro Forma Year Ended November 30,	Pro Forma Nine Months Ended August 31,		Pro Forma Twelve Months Ended August 31,
	2011	2011	2012	2012
	(Unaudited) (in millions)
(Loss) income from continuing operations before income taxes	$(231.9)	$41.5	$32.5	$(240.9)
Interest expense	69.0	52.1	44.6	61.5
Interest income	(1.0)	(0.8)	(0.5)	(0.7)
Depreciation and amortization	57.5	42.6	40.5	55.4
Retirement benefit expense	48.9	36.8	34.4	46.5
Unusual items	5.6	0.4	1.0	6.2
Goodwill impairment	279.0	—	—	279.0

Pro Forma Adjusted EBITDAP	$227.1	$172.6	$152.5	$207.0
Stock-based compensation expense	6.7	4.3	7.1	9.5

Pro Forma Adjusted EBITDA	$233.8	$176.9	$159.6	$216.5

(3)	Net debt is defined as the principal amount of current and long-term debt less cash and cash equivalents, as adjusted to give effect to the Transactions, including this offering and the application of the net proceeds therefrom as described in “Use of Proceeds,” and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information included elsewhere in this offering memorandum. Net debt is a non-GAAP measure that is presented in this offering memorandum because we believe it is a useful alternative method of assessing our indebtedness. In addition, we use net debt as a measure of our outstanding debt obligations that would not be readily satisfied by our cash and cash equivalents on hand. The following table sets forth the components of net debt as of the dates presented:

Pro Forma As of August 31,
2012
(Unaudited) (in millions)
Total debt	$759.4
Cash and cash equivalents	(112.6)

Net debt	$646.8

(4)	Net secured debt is defined as “net debt” as defined in footnote (3) above that is secured by a lien on the assets of the Company.

(5)	Represents cash interest expense, as adjusted to give effect to the Transactions, including this offering and the application of the net proceeds therefrom as described in “Use of Proceeds,” and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information included elsewhere in this offering memorandum.

GenCorp Summary Historical Financial Information

The following table presents summary historical consolidated financial information for GenCorp and its consolidated subsidiaries for the periods indicated. The historical information as of November 30, 2010 and 2011 and for each of the three years in the period ended November 30, 2011 has been derived from, and should be read together with, our audited consolidated financial statements, and the related notes, which are incorporated by reference in this offering memorandum. The historical consolidated financial information as of November 30, 2009 has been derived from portions of our Annual Report on Form 10-K for the year ended November 30, 2010. The summary historical consolidated financial information for GenCorp and its consolidated subsidiaries as of August 31, 2012 and for the nine months ended August 31, 2011 and 2012 has been derived from, and should be read together with, our unaudited condensed combined financial statements and the related notes, which are incorporated by reference in this offering memorandum. The summary historical consolidated financial information as of August 31, 2011 has been derived from portions of our Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2011. In the opinion of management, all adjustments considered necessary for a fair presentation of our interim results and financial position have been included in our results and financial position as of August 31, 2011 and 2012 and for the nine months ended August 31, 2011 and 2012. Interim results are not necessarily indicative of the results that can be expected for a full fiscal year. The financial information presented about us for the twelve months ended August 31, 2012 has been derived by taking the historical audited consolidated financial statements for the year ended November 30, 2011, less the historical unaudited consolidated financial statements for the nine months ended August 31, 2011, plus the historical unaudited consolidated financial statements for the nine months ended August 31, 2012. Historical results are not necessarily indicative of the results to be expected for future periods and financial results for the nine month period ended August 31, 2012 are not necessarily indicative of the results that can be expected for the fiscal year ending November 30, 2012.

The following summary historical financial information should be read in conjunction with “Selected Historical Consolidated Financial and Other Data—GenCorp Selected Historical and Other Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—GenCorp” and GenCorp’s historical consolidated financial statements and the related notes thereto incorporated by reference in this offering memorandum.

Year Ended November 30,	Nine Months Ended August 31,	Twelve Months Ended August 31,
2009	2010	2011	2011	2012	2012
(Unaudited)	(Unaudited)
(in millions, except ratios)
Income Statement Data:
Net sales	$795.4	$857.9	$918.1	$665.9	$696.7	$948.9

Operating costs and expenses:
Cost of sales (exclusive of items shown separately below)	674.0	753.9	799.3	581.1	608.3	826.5
Selling, general and administrative	10.2	26.7	40.9	30.0	31.9	42.8
Depreciation and amortization	25.7	27.9	24.6	18.2	16.1	22.5
Other expense, net	2.9	8.5	8.9	6.5	10.4	12.8
Unusual items(1)	4.6	3.4	5.6	0.4	5.1	10.3

717.4	820.4	879.3	636.2	671.8	914.9
Operating income	78.0	37.5	38.8	29.7	24.9	34.0
Non-operating (income) expense:
Interest expense	38.6	37.0	30.8	23.4	16.6	24.0
Interest income	(1.9)	(1.6)	(1.0)	(0.8)	(0.5)	(0.7)

Total non-operating expense, net	36.7	35.4	29.8	22.6	16.1	23.3
Income from continuing operations before income taxes	41.3	2.1	9.0	7.1	8.8	10.7
Income tax provision (benefit)	(17.6)	(3.9)	6.1	3.4	13.8	16.5

Income (loss) from continuing operations	58.9	6.0	2.9	3.7	(5.0)	(5.8)
(Loss) income from discontinued operations, net of income taxes	(6.7)	0.8	—	(1.3)	(0.4)	0.9

Net income (loss)	$52.2	$6.8	$2.9	$2.4	$(5.4)	$(4.9)

Other Data:
Adjusted EBITDAP(2)	$96.4	$110.7	$115.4	$83.1	$76.9	$109.2
Adjusted EBITDA(2)	99.3	111.1	119.1	85.4	82.0	115.7
Ratio of net debt to Adjusted EBITDA(2)(3)	3.1	x	1.7	x	1.2	x	0.8	x
Free cash flow(4)	36.0	131.2	55.7	38.2	44.2	61.7
Capital expenditures	14.3	16.9	21.1	12.2	18.8	27.7
Depreciation and amortization	25.7	27.9	24.6	18.2	16.1	22.5
Net cash provided by operating activities	50.3	148.1	76.8	50.4	63.0	89.4
Net cash (used in) provided by investing activities	(14.3)	(43.5)	5.6	14.5	(18.2)	(27.1)
Net cash (used in) financing activities	(2.4)	(49.4)	(75.9)	(8.7)	(77.1)	(144.3)

Balance Sheet Data (at end of period):
Cash, cash equivalents and marketable securities	$126.3	$208.2	$188.0	$237.7	$155.7	$155.7
Property, plant and equipment, net	129.9	126.4	126.9	124.7	133.7	133.7
Total assets	934.9	991.5	939.5	994.2	908.1	908.1
Total debt(5)	438.6	396.7	326.4	389.0	249.4	249.4
Shareholders’ deficit	(278.9)	(200.2)	(211.6)	(147.9)	(168.4)	(168.4)

(1)	Includes legal matters, executive severance costs and debt repurchase and refinance costs. See Note 13 to our audited consolidated financial statements for the fiscal year ended November 30, 2011 and Note 13 to our unaudited condensed consolidated financial statements for the quarterly period ended August 31, 2012, both of which are incorporated by reference in this offering memorandum, as well as the “Management’s Discussion and Analysis of Financial Condition and Results of Operations—GenCorp” section located elsewhere in this offering memorandum, for information on unusual items included in our financial results.

(2)	Adjusted EBITDAP is defined as GAAP income (loss) from continuing operations before income taxes for the periods presented, adjusted by interest expense, interest income, depreciation and amortization and retirement benefit plan (income) expense (pension and postretirement benefits), and excluding the unusual items referred to in footnote (1) above. Adjusted EBITDA is defined as Adjusted EBITDAP adjusted for stock-based compensation expense. Adjusted EBITDA and Adjusted EBITDAP are non-GAAP measures that are presented in this offering memorandum because we believe they are useful financial measurements for assessing operating performance as they provide investors with an additional basis to evaluate our performance. In addition, we use these metrics to further our understanding of the historical and prospective consolidated core operating performance of our segments, net of expenses incurred by our corporate activities in the ordinary, ongoing and customary course of our operations. Further, we believe that to effectively compare these core operating performance metrics from period to period on a historical and prospective basis, these metrics should exclude items relating to retirement benefits (pension and postretirement benefits), significant other non-cash expenses, the impacts of financing decisions on the earnings, and items incurred outside the ordinary, ongoing and customary course of our operations. Adjusted EBITDA and Adjusted EBITDAP do not represent, and should not be considered an alternative to, net income, as determined in accordance with GAAP. Adjusted EBITDA and Adjusted EBITDAP as presented in this offering memorandum may not be comparable to other similarly titled measures disclosed by other companies. The following table provides a reconciliation of income (loss) from continuing operations before income taxes, the most directly comparable GAAP measure, to Adjusted EBITDA and Adjusted EBITDAP for the periods presented:

	Year Ended November 30,			Nine Months Ended August 31,		Twelve Months Ended August 31,
	2009	2010	2011	2011	2012	2012
				(Unaudited)		(Unaudited)
	(in millions)
Income from continuing operations before income taxes	$41.3	$2.1	$9.0	$7.1	$8.8	$10.7
Interest expense	38.6	37.0	30.8	23.4	16.6	24.0
Interest income	(1.9)	(1.6)	(1.0)	(0.8)	(0.5)	(0.7)
Depreciation and amortization	25.7	27.9	24.6	18.2	16.1	22.5
Retirement benefit (income) expense	(11.9)	41.9	46.4	34.8	30.8	42.4
Unusual items	4.6	3.4	5.6	0.4	5.1	10.3

Adjusted EBITDAP	$96.4	$110.7	$115.4	$83.1	$76.9	$109.2
Stock-based compensation expense	2.9	0.4	3.7	2.3	5.1	6.5

Adjusted EBITDA	$99.3	$111.1	$119.1	$85.4	$82.0	$115.7

(3)	Net debt is defined as the principal amount of current and long-term debt less cash and cash equivalents and marketable securities. Net debt is a non-GAAP measure that is presented in this offering memorandum because we believe it is a useful alternative method of assessing our indebtedness. In addition, we use net debt as a measure of our outstanding debt obligations that would not be readily satisfied by our cash and cash equivalents on hand. The following table sets forth the components of net debt as of the dates presented:

	As of November 30,			As of August 31,
	2009	2010	2011	2011	2012
				(Unaudited)
	(in millions)
Total debt (excluding debt discount)	$438.6	$396.7	$326.4	$389.0	$249.4
Cash and cash equivalents	(126.3)	(181.5)	(188.0)	(237.7)	(155.7)
Marketable securities	—	(26.7)	—	—	—

Net debt	$312.3	$188.5	$138.4	$151.3	$93.7

(4)	Free cash flow is defined as net cash provided by operating activities less capital expenditures. Free cash flow is a non-GAAP measure that is presented in this offering memorandum because we believe it is a useful alternative measure of our liquidity since capital expenditures are a necessary component of our ongoing business. In addition, we use this measure to assess our ability to internally fund capital expenditures and to service or incur additional debt. Free cash flow does not represent, and should not be considered an alternative to, cash flows from operating activities, as determined in accordance with GAAP, nor as a measure of liquidity or our ability to meet our cash needs and service debt. Free cash flow as presented in this offering memorandum may not be comparable to other similarly titled measures disclosed by other companies. The following table provides a reconciliation of net cash provided by operating activities, the most directly comparable GAAP measure, to free cash flow for the periods presented:

	Year Ended November 30,			Nine Months Ended August 31,		Twelve Months Ended August 31,
	2009	2010	2011	2011	2012	2012
				(Unaudited)		(Unaudited)
	(in millions)
Cash provided by operating activities	$50.3	$148.1	$76.8	$50.4	$63.0	$89.4
Capital expenditures	(14.3)	(16.9)	(21.1)	(12.2)	(18.8)	(27.7)

Free cash flow	$36.0	$131.2	$55.7	$38.2	$44.2	$61.7

(5)	Excludes debt discount on our 2 1/4% Convertible Subordinated Debentures due 2024 (the “2 1/4% Debentures”).

Rocketdyne Summary Historical Financial Information

The following table presents summary historical combined and consolidated financial information for Rocketdyne, a wholly owned component of Pratt & Whitney, a wholly owned subsidiary of UTC as of December 31, 2010 and 2011, and for each of the three years in the period ended December 31, 2011. This information has been derived from, and should be read together with, the audited combined and consolidated financial statements of Rocketdyne, and the related notes, which are included elsewhere in this offering memorandum. The summary historical combined and consolidated financial information for Rocketdyne as of September 30, 2011 and 2012 and for the nine months ended September 30, 2011 and 2012 has been derived from, and should be read together with, the unaudited condensed combined and consolidated financial statements of Rocketdyne and the related notes, which are included elsewhere in this offering memorandum. In the opinion of management, all adjustments considered necessary for a fair presentation of Rocketdyne’s interim results and financial position have been included in the results and financial position of Rocketdyne as of September 30, 2011 and 2012 and for the nine months ended September 30, 2011 and 2012. Interim results are not necessarily indicative of the results that can be expected for a full fiscal year. The financial information presented about Rocketdyne for the twelve months ended September 30, 2012 has been derived by taking the historical audited combined and consolidated financial statements of Rocketdyne for the year ended December 31, 2011, less the historical unaudited condensed combined and consolidated financial statements of Rocketdyne for the nine months ended September 30, 2011, plus the historical unaudited condensed combined and consolidated financial statements of Rocketdyne for the nine months ended September 30, 2012. Historical results are not necessarily indicative of the results to be expected for future periods and financial results of Rocketdyne for the nine month period ended September 30, 2012 are not necessarily indicative of the results that can be expected for Rocketdyne for the fiscal year ended December 31, 2012.

The following summary historical combined and consolidated financial information should be read in conjunction with “Selected Historical Consolidated Financial and Other Data—Rocketdyne Selected Historical and Other Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Rocketdyne” and Rocketdyne’s historical consolidated financial statements and the related notes thereto included elsewhere in this offering memorandum.

	Year Ended December 31,			Nine Months Ended September 30,		Twelve Months Ended September 30,
	2009	2010	2011	2011	2012	2012
				(Unaudited)		(Unaudited)
	(in millions)
Income Statement Data:
Net sales	$842	$887	$792	$606	$559	$745
Cost of goods sold	646	643	581	443	458	596

Gross margin	196	244	211	163	101	149
Selling, general and administrative expenses	67	70	69	46	46	69
Research and development	40	34	33	24	24	33
Goodwill impairment	—	—	279	—	—	279
Other income, net	2	8	4	5	1	—

Income (loss) from continuing operations before income taxes	91	148	(166)	98	32	(232)
Income tax provision (benefit)	36	58	(67)	38	12	(93)

Net income (loss) from continuing operations	55	90	(99)	60	20	(139)

Discontinued operations:
Loss from discontinued operations, net of tax	(2)	(16)	(3)	(1)	—	(2)

Net income (loss)	$53	$74	$(102)	$59	$20	$(141)

Other Data:
Adjusted EBITDA(1)	$137	$206	$167	$141	$118	$144
Free cash flow(2)	32	111	128	105	59	82
Capital expenditures	13	12	21	8	14	27
Depreciation and amortization	21	25	22	16	15	21
Net cash provided by operating activities	45	123	149	113	73	109
Net cash used in investing activities	(12)	(12)	(20)	(8)	(14)	(26)
Net cash used in financing activities	(33)	(111)	(129)	(105)	(59)	(83)

Balance Sheet Data (at end of period):
Total assets		$1,032	$737		$753	$753
Total liabilities		300	208		210	210
Parent’s equity		732	529		543	543

(1)

Adjusted EBITDA is defined as Adjusted EBITDAP adjusted for stock-based compensation expense. Adjusted EBITDA is defined as GAAP income (loss) from continuing operations before income taxes for the periods presented, adjusted by interest expense, interest income, depreciation and amortization, retirement benefit plan expense (pension and postretirement benefits), restructuring charges and goodwill impairment. Adjusted EBITDA and Adjusted EBITDAP are non-GAAP measures that are presented in this offering memorandum because we believe it is a useful financial measurement for assessing operating performance as it provides investors with an additional basis to evaluate our performance. In addition, we use this metric to further our understanding of the historical and prospective consolidated core operating performance of our segments, net of expenses incurred by our corporate activities in the ordinary, ongoing and customary course of our operations. Further, we believe that to effectively compare this core operating performance metric from period to period on a historical and prospective basis, the metric should exclude items relating to retirement benefits (pension and postretirement benefits), significant other non-cash expenses, the impacts of financing decisions on the earnings, and items incurred outside the ordinary, ongoing and customary course of our operations. Adjusted EBITDA and Adjusted EBITDAP do not represent, and should not be considered an alternative to, net income, as determined in accordance with GAAP. Adjusted EBITDA and Adjusted EBITDAP as presented in this offering memorandum may not be comparable to other similarly titled measures disclosed by other companies. The following table provides a reconciliation of income (loss) from continuing operations before income taxes, the most directly comparable GAAP measure, to Adjusted EBITDA and Adjusted EBITDAP for the periods presented:

	Year Ended December 31,			Nine Months Ended September 30,		Twelve Months Ended September 30,
	2009	2010	2011	2011	2012	2012
				(Unaudited)		(Unaudited)
	(in millions)
Income (loss) from continuing operations before income taxes	$91	$148	$(166)	$98	$32	$(232)
Depreciation and amortization	21	25	22	16	15	21
Retirement benefit (income) expense	19	13	14	11	42	45
Restructuring charges and goodwill impairment	3	18	294	14	27	307

Adjusted EBITDAP	$134	$204	$164	$139	$116	$141
Stock-based compensation expense	3	2	3	2	2	3

Adjusted EBITDA	$137	$206	$167	$141	$118	$144

(2)	Free cash flow is defined as net cash provided by operating activities less capital expenditures. Free cash flow is a non-GAAP measure that is presented in this offering memorandum because we believe it is a useful alternative measure of our liquidity since capital expenditures are a necessary component of our ongoing business. In addition, we use this measure to assess our ability to internally fund capital expenditures and to service or incur additional debt. Free cash flow does not represent, and should not be considered an alternative to, cash flows from operating activities, as determined in accordance with GAAP, nor as a measure of liquidity or our ability to meet our cash needs and service debt. Free cash flow as presented in this offering memorandum may not be comparable to other similarly titled measures disclosed by other companies. The following table provides a reconciliation of net cash provided by operating activities, the most directly comparable GAAP measure, to free cash flow for the periods presented:

	Year Ended December 31,			Nine Months Ended September 30,		Twelve Months Ended September 30,
	2009	2010	2011	2011	2012	2012
				(Unaudited)		(Unaudited)
	(in millions)
Cash provided by operating activities	$45	$123	$149	$113	$73	$109
Capital expenditures	(13)	(12)	(21)	(8)	(14)	(27)

Free cash flow	$32	$111	$128	$105	$59	$82

RISK FACTORS

Investing in our securities involves a high degree of risk. Before you invest in the Notes, you should carefully consider the following factors and the risk factors in our Annual Report on Form 10-K for the fiscal year ended November 30, 2011 and our Quarterly Report on Form 10-Q for the quarterly period ended August 31, 2012 incorporated by reference herein in addition to the other information contained or incorporated by reference in this offering memorandum. The risks described below are not the only risks we face. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risks Relating to our Business and Industry

The cancellation or material modification of one or more significant contracts could adversely affect our financial results.

Sales, directly and indirectly, to the U.S. government and its agencies accounted for approximately 93% of our total net sales in fiscal 2011 and approximately 95% of our total net sales during the nine month period ended August 31, 2012. Our contracts typically permit the U.S. government to unilaterally modify or terminate a contract or to discontinue funding for a particular program at any time. The cancellation of one or more significant contracts and/or programs could have a material adverse effect on our ability to realize anticipated sales and profits. The cancellation of a contract, if terminated for cause, could also subject us to liability for the excess costs incurred by the U.S. government in procuring undelivered items from another source. If terminated for convenience, our recovery of costs would be limited to amounts already incurred or committed, and our profit would be limited to work completed prior to termination.

Future reductions or changes in U.S. government spending could adversely affect our financial results.

Our primary aerospace and defense customers include the DoD, and its agencies, the government prime contractors that supply products to these customers, and NASA. As a result, we rely on particular levels of U.S. government spending on propulsion systems for defense and space applications and armament systems for precision tactical weapon systems and munitions applications, and our backlog depends, in a large part, on continued funding by the U.S. government for the programs in which we are involved. These spending levels are not generally correlated with any specific economic cycle, but rather follow the cycle of general political support for this type of spending. Moreover, although our contracts often contemplate that our services will be performed over a period of several years, Congress usually must approve funds for a given program each government fiscal year and may significantly reduce or eliminate funding for a program. A decrease in DoD and/or NASA expenditures, the elimination or curtailment of a material program in which we are involved, or changes in payment patterns of our customers as a result of changes in U.S. government spending, could have a material adverse effect on our operating results, financial condition, and/or cash flows.

For the GFY ended September 30, 2012 and beyond, federal department/agency budgets are expected to remain under pressure due to the financial impacts from spending cap agreements contained in the Budget Control Act, as well as from on-going military operations and the cumulative effects of annual federal budget deficits and rising U.S. federal debt. As a result, the DoD GFY 2013 budget request submitted to Congress on February 13, 2012 is $525.4 billion for the base budget, $45 billion below the amount planned for GFY 2013 a year ago and $5.2 billion below the final GFY 2012 appropriated amount. The DoD budget request includes cuts and other initiatives that will reduce DoD spending by $259 billion over the next five years and $487 billion over ten years, consistent with the Budget Control Act. The NASA GFY 2013 budget request is $17.7 billion.

Pursuant to the Budget Control Act, as amended by the American Taxpayer Relief Act of 2012, additional mandatory spending caps will be triggered, potentially beginning in March 2013 if Congress and the Administration do not reach agreement on means to reduce the deficit by $1.2 trillion, approximately half of which is expected to impact the defense budget. There remains a significant level of uncertainty and lack of detail available to predict specific future aerospace and defense spending.

Our business could be adversely affected by a negative audit by the U.S. government.

U.S. government agencies, including the Defense Contract Audit Agency (“DCAA”) and various agency Inspectors General, routinely audit and investigate government contractors. These agencies review a contractor’s performance under its contracts, cost structure, and compliance with applicable laws, regulations, and standards. The U.S. government also reviews the adequacy of, and a contractor’s compliance with, its internal control systems and policies, including the contractor’s management, purchasing, property, estimating, compensation, accounting, and information systems. Any costs found to be misclassified may be subject to repayment. If an audit or investigation uncovers improper or illegal activities, we may be subject to civil or criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments, fines, and suspension or prohibition from doing business with the U.S. government. In addition, we could suffer serious reputational harm if allegations of impropriety were made against us.

On September 23, 2010, we received a subpoena duces tecum from the U.S. Army Criminal Investigation Command, acting on behalf of the Office of the Inspector General of the DoD, requesting that we produce a variety of documents pertaining to the use of certain cost estimating factors under its contracts with the DoD. We have completed our response to the subpoena through multiple document productions, and met with the investigators on September 27, 2012, to discuss next steps, including possible resolution of the matter. The investigators requested and we agreed to provide further analysis regarding the use of factors on certain contracts compared to incurred material costs. The investigation continues and we continue to provide full cooperation but no financial demand has been made; accordingly, we are currently unable to reasonably estimate what the outcome of this civil investigation will be or the impact, if any, the investigation may have on our operating results, financial condition, and/or cash flows.

If we experience cost overruns on our contracts, we would have to absorb the excess costs which could adversely affect our financial results and our ability to win new contracts.

In fiscal 2011 and the nine months ended August 31, 2012, approximately 53% and 52%, respectively, of our net sales were from fixed-price contracts. Under fixed-price contracts, we agree to perform specified work for a fixed price and realize all of the profit or loss resulting from variations in the costs of performing the contract. As a result, all fixed-price contracts involve the inherent risk of unreimbursed cost overruns. To the extent we were to incur unanticipated cost overruns on a program or platform subject to a fixed-price contract, our profitability would be adversely affected. Future profitability is subject to risks including the ability of suppliers to deliver components of acceptable quality on schedule and the successful implementation of automated tooling in production processes.

In fiscal 2011 and the nine months ended August 31, 2012, approximately 41% and 43%, respectively, of our net sales were from cost reimbursable contracts. Under cost reimbursable contracts, we agree to be reimbursed for allowable costs and be paid a fee. If our costs are in excess of the final target cost, fees and our margin may be adversely affected. If our costs exceed authorized contract funding or they do not qualify as allowable costs under applicable regulations, we will not be reimbursed for those costs. Cost overruns may adversely affect our financial performance and our ability to win new contracts.

If our subcontractors or suppliers fail to perform their contractual obligations, our contract performance and our ability to win new contracts may be adversely affected.

We rely on subcontractors to perform a portion of the services we agree to provide our customers and on suppliers to provide raw materials and component parts for our contract performance. A failure by one or more of our subcontractors or suppliers to satisfactorily provide on a timely basis the agreed-upon services or supplies may affect our ability to perform our contractual obligations. Deficiencies in the performance of our subcontractors and suppliers could result in our customer terminating our contract for default. A termination for default could expose us to liability and adversely affect our financial performance and our ability to win new contracts.

Our success and growth in our Aerospace and Defense segment depends on our ability to execute longstanding programs and periodically secure new contracts in a competitive environment.

Aerojet’s revenue is primarily derived from longstanding contracts (often sole source) where Aerojet is the long-term incumbent. The challenge for Aerojet is to utilize its technical, engineering, manufacturing and management skills to execute these programs well for the customer, to continue to innovate and refine its solutions, and to offer the customer increasing affordability in an era of fiscal restraint. If Aerojet is unable to successfully execute these longstanding programs, our ability to retain existing customers and attract new customers may be impaired.

In addition, in sectors where there is competition, it can be intense. Many of our competitors have financial, technical, production, and other resources substantially greater than ours. Although the downsizing of the defense industry in the early 1990s resulted in a reduction in the aggregate number of competitors, the consolidation has also strengthened the capabilities of some of the remaining competitors. The U.S. government also has its own manufacturing capabilities in some areas. We may be unable to compete successfully with our competitors and our inability to do so could result in a decrease in sales, profits, and cash flows that we historically have generated from certain contracts. Further, the U.S. government may open to competition programs on which we are currently the sole supplier, which could have a material adverse effect on our operating results, financial condition, and/or cash flows.

Our Aerospace and Defense segment is subject to procurement and other related laws and regulations inherent in contracting with the U.S. government, non-compliance with which could adversely affect our financial results.

In the performance of contracts with the U.S. government, we operate in a highly regulated environment and are routinely audited and reviewed by the U.S. government and its agencies, such as the DCAA. These agencies review performance under our contracts, our cost structure and our compliance with applicable laws, regulations and standards, as well as the adequacy of, and our compliance with, our internal control systems and policies. Systems that are subject to review include, but are not limited to, our accounting systems, purchasing systems, property management systems, estimating systems, earned value management systems, and material management and accounting system (“MMAS”). Any costs ultimately found to be unallowable or improperly allocated to a specific contract will not be reimbursed or must be refunded if already reimbursed. If an audit uncovers improper or illegal activities, we may be subject to civil and criminal penalties, sanctions or suspension or debarment from doing business with the U.S. government. Whether or not illegal activities are alleged, the U.S. government also has the ability to decrease or withhold certain payments when it deems systems subject to its review to be inadequate. In addition, we could suffer serious reputational harm if allegations of impropriety were made against us. If such actions were to result in suspension or debarment, this could have a material adverse effect on our business.

These laws and regulations provide for ongoing audits and reviews of incurred costs as well as contract procurement, performance and administration. The U.S. government may, if it deems appropriate, conduct an investigation into possible illegal or unethical activity in connection with these contracts. Investigations of this nature are common in the aerospace and defense industry, and lawsuits may result. In addition, the U.S. government and its principal prime contractors periodically investigate the financial viability of its contractors and subcontractors as part of its risk assessment process associated with the award of new contracts. If the U.S. government or one or more prime contractors were to determine that we were not financially viable, our ability to continue to act as a government contractor or subcontractor would be impaired.

Our international sales are subject to applicable laws relating to export controls, the violation of which could adversely affect our operations.

A portion of our activities are subject to export control regulation by the U.S. Department of State under the U.S. Arms Export Control Act and International Traffic in Arms Regulations (“ITAR”). The export of certain defense-related products, hardware, software, services and technical data is regulated by the State Department’s Office of Defense Trade Controls Compliance (“DTCC”) under ITAR. DTCC administers the State Department’s authority under ITAR to impose civil penalties and other administrative sanctions for violations, including debarment from engaging in the export of defense articles or defense services. Violations of ITAR could result in significant sanctions including fines, more onerous compliance requirements, debarments from export privileges or loss of authorizations needed to conduct aspects of our international business.

We may expand our operations through acquisitions, which may divert management’s attention and expose us to unanticipated liabilities and costs. Also, acquisitions may increase our non-reimbursable costs. We may experience difficulties integrating any acquired operations, and we may incur costs relating to acquisitions that are never consummated.

Our business strategy may lead us to expand through acquisitions, such as the Acquisition of Rocketdyne. However, our ability to consummate any future acquisitions on terms that are favorable to us may be limited by government regulations, the number of attractive acquisition targets, internal demands on our resources, and our ability to obtain financing. Our success in integrating newly acquired businesses will depend upon our ability to retain key personnel, avoid diversion of management’s attention from operational matters, integrate general and administrative services and key information processing systems and, where necessary, re-qualify our customer programs. In addition, future acquisitions could result in the incurrence of additional debt, costs, and/or contingent liabilities. We may also incur costs and divert management attention to acquisitions that are never consummated. Integration of acquired operations may take longer, or be more costly or disruptive to our business, than originally anticipated.

Although we undertake a due diligence investigation of each business that we have acquired or may acquire, there may be liabilities of the acquired companies that we fail to, or were unable to, discover during the due diligence investigation and for which we, as a successor owner, may be responsible. In connection with acquisitions, we generally seek to minimize the impact of these types of potential liabilities through indemnities and warranties from the seller. However, these indemnities and warranties, if obtained, may not fully cover the liabilities due to limitations in scope, amount or duration, financial limitations of the indemnitor or warrantor, or other reasons.

Our inability to adapt to rapid technological changes could impair our ability to remain competitive.

The aerospace and defense industry continues to undergo rapid and significant technological development. Our competitors may implement new technologies before us, allowing them to provide more effective products at more competitive prices. Future technological developments could:

•	adversely impact our competitive position if we are unable to react to these developments in a timely or efficient manner;

•	require us to write-down obsolete facilities, equipment, and technology;

•	require us to discontinue production of obsolete products before we can recover any or all of our related research, development and commercialization expenses; or

•	require significant capital expenditures for research, development, and launch of new products or processes.

Our business and operations would be adversely impacted in the event of a failure of our information technology infrastructure.

We rely upon the capacity, reliability and security of our information technology hardware and software infrastructure and our ability to expand and update this infrastructure in response to our changing needs. We are constantly updating our information technology infrastructure. Any failure to manage, expand and update our information technology infrastructure or any failure in the operation of this infrastructure could harm our business.

Despite our implementation of security measures, our systems are vulnerable to damages from cyber-attacks, computer viruses, natural disasters, unauthorized access and other similar disruptions. Any system failure, successful cyber-attack, accident or security breach could result in disruptions to our operations. To the extent that any disruptions or security breach results in a loss or damage to our data, inappropriate disclosure of confidential information, or negative publicity, it could harm our business. In addition, we may be required to incur significant costs to protect against damage caused by these disruptions or security breaches in the future.

Our implementation of an enterprise resource planning (“ERP”) system may adversely affect our business and results of operations or the effectiveness of internal control over financial reporting.

In fiscal 2011, we began implementing a new ERP system that will deliver a new generation of information systems and work processes. ERP implementations are complex and very time-consuming projects that involve substantial expenditures on system software and implementation activities that take several years. If we do not implement effectively the ERP system or if the system does not operate as intended, it could adversely affect financial reporting systems, our ability to produce financial reports, and/or the effectiveness of our internal controls over financial reporting.

We may experience warranty claims for product failures, schedule delays or other problems with existing or new products and systems.

Many of the products we develop and manufacture are technologically advanced systems that must function under demanding operating conditions. Even though we believe that we employ sophisticated and rigorous design, manufacturing and testing processes and practices, we may not be able to successfully launch or manufacture our products on schedule or our products may not perform as intended.

If our products fail to perform adequately, some of our contracts require us to forfeit a portion of our expected profit, receive reduced payments, provide a replacement product or service or reduce the price of subsequent sales to the same customer. Performance penalties may also be imposed if we fail to meet delivery schedules or other measures of contract performance. We do not generally insure against potential costs resulting from any required remedial actions or costs or loss of sales due to postponement or cancellation of scheduled operations or product deliveries.

The release or explosion of dangerous materials used in our business could disrupt our operations and could adversely affect our financial results.

Our business operations involve the handling and production of potentially explosive materials and other dangerous chemicals, including materials used in rocket propulsion and explosive devices. Despite our use of specialized facilities to handle dangerous materials and intensive employee training programs, the handling and production of hazardous materials could result in incidents that temporarily shut down or otherwise disrupt our manufacturing operations and could cause production delays. It is possible that a release of these chemicals or an explosion could result in death or significant injuries to employees and others. Material property damage to us and third parties could also occur. The use of these products in applications by our customers could also result in liability if an explosion or fire were to occur. Any release or explosion could expose us to adverse publicity or liability for damages or cause production delays, any of which could have a material adverse effect on our operating results, financial condition, and/or cash flows.

Disruptions in the supply of key raw materials, difficulties in the supplier qualification process or increases in prices of raw materials could adversely affect our financial results.

We use a significant quantity of raw materials that are subject to market fluctuations and government regulations. Further, as a U.S. government contractor, we are often required to procure materials from suppliers capable of meeting rigorous customer and government specifications. As market conditions change for these companies, they often discontinue materials with low sales volumes or profit margins. We are often forced to either qualify new materials or pay higher prices to maintain the supply. Although to date we have been successful in establishing replacement materials and securing customer funding to address specific qualification needs of the programs, we may be unable to continue to do so.

The supply of ammonium perchlorate, a principal raw material used in solid propellant, is limited to a single source that supplies the entire domestic solid propellant industry and actual pricing is based on the total industry demand. The slowdown and final close out of the Space Shuttle Program has reduced the total national demand, resulting in significant unit price increases. Pricing appears to be stabilizing with recent decisions from NASA to continue the Space Launch System Heavy Lift Vehicle program and the DoD to require the use of domestic ammonium perchlorate. In the majority of our contracts, we anticipated this price increase and incorporated abnormal escalation pricing language into our proposals and contracts.

We are also impacted, as is the rest of the industry, by fluctuations in the prices and lead-times of raw materials used in production on various fixed-price contracts. We continue to experience volatility in the price and lead-times of certain commodity metals, primarily steel and aluminum. The schedules and pricing of titanium mill products have reduced recently but remain well above historic levels. Additionally, we may not be able to continue to negotiate with our customers for economic and/or price adjustment clauses tied to commodity indices to reduce program impact. The DoD also continues to rigorously enforce the provisions of the “Berry Amendment” (DFARS 225-7002, 252.225-7014) which imposes a requirement to procure certain strategic materials critical to national security only from U.S. sources. While availability has not been a significant issue, cost remains a concern as this industry continues to quote “price in effect” at time of shipment terms, increasing the cost risk to our programs.

Prolonged disruptions in the supply of any of our key raw materials, difficulty qualifying new sources of supply, implementing use of replacement materials or new sources of supply, and/or a continuing volatility in the prices of raw materials could have a material adverse effect on our operating results, financial condition, and/or cash flows.

Our pension plan is currently underfunded and we expect to be required to make cash contributions in future periods, which may reduce the cash available for our businesses.

As of the last measurement date at November 30, 2011, our total defined benefit pension plan assets, total projected benefit obligations, and unfunded pension obligation for our “tax-qualified” pension plan were approximately $1,296.8 million, $1,550.4 million, and $236.4 million, respectively. The total defined benefit pension assets were estimated to be $1,264.2 million as of August 31, 2012.

As discussed in the section of this offering memorandum entitled “Offering Memorandum Summary—Recent Developments—GenCorp Preliminary Fiscal Year 2012 Financial Results,” based on our preliminary results, we currently estimate our unfunded pension obligation for our “tax-qualified” pension plan to be between $450 million and $500 million as of November 30, 2012 with total defined benefit pension assets of between $1,175 million and $1,275 million as of such date.

We do not expect to make any cash contributions to the “tax-qualified” defined benefit pension plan until fiscal 2015 or later. The Pension Protection Act (the “PPA”) requires underfunded pension plans to improve their funding ratios based on the funded status of the plan as of specified measurement dates through contributions or application of prepayment credits.

Further, with the Office of Federal Procurement Policy issuance of the final rule harmonizing Cost Accounting Standard (“CAS”) 412, Composition and Measurement of Pension Cost, and CAS 413, Adjustment and Allocation of Pension Cost, with the PPA, we will recover portions of any required pension funding through our government contracts. Approximately 86% of our unfunded pension benefit obligation as of November 30, 2011 is related to our government contracting business segment, Aerojet. Accordingly, we believe a significant portion of any future contributions to our “tax-qualified” defined benefit pension plan would be recoverable through our government contracts.

On July 6, 2012, MAP-21 was signed into law by the U.S. government. MAP-21, in part, provides temporary relief for employers who sponsor defined benefit pension plans related to funding contributions under the Employee Retirement Income Security Act of 1974. Specifically, MAP-21 implemented a 25-year average interest rate corridor around the 24 month interest rate used for purposes of determining minimum funding obligations. This relief is expected to defer cash contributions until fiscal 2015 or later.

The funded status of the pension plan may be adversely affected by the investment experience of the plan’s assets, by any changes in U.S. law and by changes in the statutory interest rates used by “tax-qualified” pension plans in the U.S. to calculate funding requirements. Accordingly, if the performance of our plan’s assets does not meet our assumptions, if there are changes to the Internal Revenue Service regulations or other applicable law or if other actuarial assumptions are modified, our future contributions to our underfunded pension plan could be higher than we expect. In addition, changes to the discount rate used to measure pension liabilities could adversely affect the funded status of the plan.

The level of returns on retirement benefit plan assets, changes in interest rates, changes in legislation, and other factors affects our financial results.

Our earnings are positively or negatively impacted by the amount of expense or income we record for our employee retirement benefit plans. We calculate the expense for the plans based on actuarial valuations. These valuations are based on assumptions that we make relating to financial market and other economic conditions. Changes in key economic indicators result in changes in the assumptions we use. The key assumptions used to estimate retirement benefit plan expense for the following year are the discount rate and expected long-term rate of return on plan assets. Our pension expense or income can also be affected by legislation and other government regulatory actions. The amount of pension expense or income recorded in our financial statements is unrelated to the required pension funding under the PPA or the amount of funding that can be recorded in our overhead rates through our government contracting business.

Our operations and properties are currently the subject of significant environmental liabilities, and the numerous environmental and other government requirements to which we are subject may become more stringent in the future.

We are subject to federal, state and local laws and regulations that, among other things, require us to obtain permits to operate and install pollution control equipment and regulate the generation, storage, handling, transportation, treatment, and disposal of hazardous and solid wastes. These requirements may become more stringent in the future. Additional regulations dictate how and to what level we remediate contaminated soils and the level to which we are required to clean contaminated groundwater. These requirements may also become more stringent in the future. We may also be subject to fines and penalties relating to the operation of our existing and formerly owned businesses. We have been and are subject to toxic tort and asbestos lawsuits as well as other third-party lawsuits, due to either our past or present use of hazardous substances or the alleged on-site or off-site contamination of the environment through past or present operations. We may incur material costs in defending these claims and lawsuits and any similar claims and lawsuits that may arise in the future. Contamination at our current and former properties is subject to investigation and remediation requirements under federal, state and local laws and regulations, and the full extent of the required remediation has not yet been determined. Any adverse judgment or cash outlay could have a significant adverse effect on our operating results, financial condition, and/or cash flows.

Although some of our environmental costs may be recoverable and we have established reserves, given the many uncertainties involved in assessing liability for environmental claims, our reserves may not be sufficient, which could adversely affect our financial results.

As of August 31, 2012, the aggregate range of our environmental costs was $198.4 million to $331.0 million and the accrued amount was $198.4 million, of which $192.1 million relates to Aerojet sites and $6.3 million relates to non-Aerojet sites. We believe the accrued amount for future remediation costs represents the costs that could be incurred by us over the contractual term, if any, or the next fifteen years of the estimated remediation, to the extent they are probable and reasonably estimable. However, in many cases the nature and extent of the required remediation has not yet been determined. Given the many uncertainties involved in assessing liability for environmental claims, our reserves may prove to be insufficient. We evaluate the adequacy of those reserves on a quarterly basis, and adjust them as appropriate. In addition, the reserves are based only on known sites and the known contamination at those sites. It is possible that additional sites needing remediation may be identified or that unknown contamination at previously identified sites may be discovered. It is also possible that the regulatory agencies may change clean-up standards for chemicals of concern such as ammonium perchlorate and trichloroethylene. This could lead to additional expenditures for environmental remediation in the future and, given the uncertainties involved in assessing liability for environmental claims, our reserves may prove to be insufficient. See “GenCorp Business—Environmental Matters.”

Most of our environmental costs are incurred by our Aerospace and Defense segment, and certain of these costs are allowed to be included in our contracts with the U.S. government or reimbursable by Northrop Grumman Corporation. Prior to the third quarter of fiscal 2010, approximately 12% of environmental reserve adjustments related to our Sacramento site and our former Azusa site were charged to the consolidated statements of operations. Subsequent to the third quarter of fiscal 2010, because we reached the reimbursement ceiling under the Northrop Agreement on an accrual basis, approximately 37% of such environmental reserve adjustments are expensed to the consolidated statements of operations. We are seeking to amend our agreement with the U.S. government to increase the amount allocable to our U.S. government contracts. There can be no assurances, however, that we will be successful in this pursuit.

Our environmental expenses related to non-Aerojet sites are generally not recoverable and a significant increase in these estimated environmental expenses could have a significant adverse effect on our operating results, financial condition, and/or cash flows.

We are from time to time subject to significant litigation, the outcome of which could adversely affect our financial results.

We and our subsidiaries are subject to material litigation. We may be unsuccessful in defending or pursuing these lawsuits or claims. Regardless of the outcome, litigation can be very costly and can divert management’s efforts. Adverse outcomes in litigation could have a material adverse effect on our operating results, financial condition, and/or cash flows.

We face certain significant risk exposures and potential liabilities that may not be adequately covered by indemnity or insurance.

A significant portion of our business relates to developing and manufacturing propulsion systems for defense and space applications, and armament systems for precision tactical weapon systems and munitions applications. New technologies may be untested or unproven. In addition, we may incur significant liabilities that are unique to our products and services. In some, but not all, circumstances, we may receive indemnification from the U.S. government. While we maintain insurance for certain risks, the amount of our insurance coverage may not be adequate to cover all claims or liabilities, and it is not possible to obtain insurance to protect against all operational risks and liabilities. Accordingly, we may be forced to bear substantial costs resulting from risks and uncertainties of our business, which could have a material adverse effect on our operating results, financial condition, and/or cash flows.

Our inability to protect our patents and proprietary rights could adversely affect our businesses’ prospects and competitive positions.

We seek to protect proprietary technology and inventions through patents and other proprietary-right protection. If we are unable to obtain or maintain these protections, we may not be able to prevent third parties from using our proprietary rights. In addition, we may incur significant expense in protecting our intellectual property.

We also rely on trade secrets, proprietary know-how and continuing technological innovation to remain competitive. We have taken measures to protect our trade secrets and know-how, including the use of confidentiality agreements with our employees, consultants and advisors. These agreements may be breached and remedies for a breach may not be sufficient to compensate us for damages incurred. We generally control and limit access to our product documentation and other proprietary information. Other parties may independently develop our know-how or otherwise obtain access to our technology.

Business disruptions could seriously affect us.

Our business may be affected by disruptions including, but not limited to: threats to physical security of our facilities and employees, including senior executives; terrorist acts; information technology attacks or failures; damaging weather or other acts of nature; and pandemics or other public health crises. The costs related to these events may not be fully mitigated by insurance or other means. Disruptions could affect our internal operations or services provided to customers, which could have a material adverse effect on our operating results, financial condition, and/or cash flows.

If our operating subsidiaries do not generate sufficient cash flow or if they are not able to pay dividends or otherwise distribute their cash to us, or if we have insufficient funds on hand, we may not be able to service our debt.

All of the operations of our Aerospace and Defense and Real Estate segments are conducted through subsidiaries. Consequently, our cash flow and ability to service our debt obligations will be largely dependent upon the earnings and cash flows of our operating subsidiaries and the distribution of those earnings to us, or upon loans, advances or other payments made by these subsidiaries to us. The ability of our subsidiaries to pay dividends or make other payments or advances to us will depend upon their operating results and cash flows and will be subject to applicable laws and any contractual restrictions contained in the agreements governing their debt, if any.

We are obligated to comply with financial and other covenants outlined in our debt indentures and agreements that could restrict our operating activities. A failure to comply could result in a default under our Senior Credit Facility which would, if not waived by the lenders which likely would come with substantial cost, accelerate the payment of our debt. A payment default under the Senior Credit Facility could result in cross defaults on our 4 1/16% Debentures.

Certain of our debt instruments contain, or may in the future contain, restrictive covenants which include, among others, provisions which may restrict our ability to:

•	access the full amount of our revolving credit facility and/or incur additional debt;

•	enter into certain leases;

•	make certain distributions, investments, and other restricted payments;

•	cause our restricted subsidiaries to make payments to us;

•	enter into transactions with affiliates;

•	create certain liens;

•	purchase assets or businesses;

•	sell assets and, if sold, retain excess cash flow from these sales; and

•	consolidate, merge or sell all or substantially all of our assets.

Our secured debt also contains other customary covenants, including, among others, provisions:

•	relating to the maintenance of the property collateralizing the debt; and

•	restricting our ability to pledge assets or create other liens.

In addition, certain covenants in our bank facility require that we maintain certain financial ratios.

Based on our existing debt agreements, we were in compliance with our financial and non-financial covenants as of August 31, 2012. Any of the covenants described in this risk factor may restrict our operations and our ability to pursue potentially advantageous business opportunities. Our failure to comply with these covenants could also result in an event of default that, if not cured or waived, could result in the acceleration of the Senior Credit Facility, our 4.0625% Convertible Subordinated Debentures due 2039 (the “4 1/16% Debentures”) and our other indebtedness including the Notes. In addition, our failure to pay principal and interest when due is a default under the Senior Credit Facility, and in certain cases, would cause cross defaults on the 4  1/16% Debentures and our other indebtedness including the Notes. See “—Risks Relating to this Offering and the Notes—Covenants in our debt agreements restrict our activities and could adversely affect our business.” We have limited collateral available for additional financing due to the fact that our indebtedness under the Senior Credit Facility and the New Secured Notes is secured by (i) all equity interests owned or held by the Company and Aerojet, including interests in Easton and 66% of the voting stock (and 100% of the non-voting stock) of all present and future first-tier foreign subsidiaries of the Company and Aerojet and (ii) substantially all of the tangible and intangible personal property and assets of the Company and Aerojet. In addition, our indebtedness under the Senior Credit Facility is secured by certain real property owned by the Company and Aerojet located in Orange, Virginia and Redmond, Washington. The Company’s real property located in California, including the real estate holdings of Easton, is excluded from the collateral securing the Senior Credit Facility and the New Secured Notes.

The real estate market is inherently risky, which could adversely affect our financial results.

Our real estate activities involve significant risks, which could adversely affect our financial results. We are subject to various risks, including the following:

•

we may be unable to obtain, or suffer delays in obtaining, necessary re-zoning, land use, building, occupancy, and other required governmental permits and authorizations, which could result in increased costs or our abandonment of these projects;

•	we may be unable to complete environmental remediation or to have state and federal environmental restrictions on our property lifted, which could cause a delay or abandonment of these projects;

•	we may be unable to obtain sufficient water sources to service our projects, which may prevent us from executing our plans;

•	our real estate activities may require significant expenditures and we may not be able to obtain financing on favorable terms, which may render us unable to proceed with our plans;

•

economic and political uncertainties could have an adverse effect on consumer buying habits, construction costs, availability of labor and materials and other factors affecting us and the real estate industry in general;

•	our property is subject to federal, state, and local regulations and restrictions that may impose significant limitations on our plans;

•	much of our property is raw land that includes the natural habitats of various endangered or protected wildlife species requiring mitigation;

•

if our land use plans are approved by the appropriate governmental authorities, we may face lawsuits from those who oppose such plans. Such lawsuits and the costs associated with such opposition could be material and have an adverse effect on our ability to sell property or realize income from our projects; and

•	the time frame required for approval of our plans means that we will have to wait years for a significant cash return.

Our excess real estate that we are in the process of entitling for new opportunities is located in Sacramento County, California making us vulnerable to changes in economic and other conditions in that particular market.

As a result of the geographic concentration of our properties, our long-term real estate performance and the value of our properties will depend upon conditions in the Sacramento region, including:

•	the sustainability and growth of industries located in the Sacramento region;

•	the financial strength and spending of the State of California;

•	local real estate market conditions;

•	changes in neighborhood characteristics;

•	changes in interest rates; and

•	real estate tax rates.

If unfavorable economic or other conditions continue in the region, our plans and business strategy could be adversely affected.

We may incur additional costs related to past or future divestitures, which could adversely affect our financial results.

In connection with our divestitures of the Fine Chemicals and GDX Automotive businesses in fiscal 2005 and fiscal 2004, respectively, we have incurred and may incur additional costs, including costs related to the closure of a manufacturing facility in Chartres, France. As part of these and other divestitures, including our potential divestiture of Aerojet’s LDACS business as described elsewhere in this offering memorandum, we have provided, and may in the future provide, customary indemnification to the purchasers for such matters as claims arising from the operation of the businesses prior to disposition, including warranty and income tax matters, and liability to investigate and remediate certain environmental contamination existing prior to disposition. These additional costs and the indemnification of the purchasers of our former or current businesses may require additional cash expenditures, which could have a material adverse effect on our operating results, financial condition, and/or cash flows.

In order to be successful, we must attract and retain key employees.

Our business has a continuing need to attract large numbers of skilled personnel, including personnel holding security clearances, to support the growth of the enterprise and to replace individuals who have terminated employment due to retirement or for other reasons. To the extent that the demand for qualified personnel exceeds supply, we could experience higher labor, recruiting, or training costs in order to attract and retain such employees, or could experience difficulties in performing under our contracts if our needs for such employees were unmet. In addition, our inability to appropriately plan for the transfer or replacement of appropriate intellectual capital and skill sets critical to us could result in business disruptions and impair our ability to achieve business objectives.

A strike or other work stoppage, or our inability to renew collective bargaining agreements on favorable terms, could adversely affect our financial results.

As of August 31, 2012, 13% of our 3,385 employees were covered by collective bargaining agreements. In June 2011, we entered into a new collective bargaining agreement with substantially all of our covered employees through June 2014. In the future, if we are unable to negotiate acceptable new agreements with the unions, upon expiration of the existing contracts, we could experience a strike or work stoppage. Even if we are successful in negotiating new agreements, the new agreements could call for higher wages or benefits paid to union members, which would increase our operating costs and could adversely affect our profitability. If our unionized workers were to engage in a strike or other work stoppage, or other non-unionized operations were to become unionized, we could experience a significant disruption of operations at our facilities or higher ongoing labor costs. A strike or other work stoppage in the facilities of any of our major customers or suppliers could also have similar effects on us.

Due to the nature of our business, our sales levels may fluctuate causing our quarterly operating results to fluctuate.

Our quarterly and annual sales are affected by a variety of factors that may lead to significant variability in our operating results. In our Aerospace and Defense segment, sales earned under long-term contracts are recognized either on a cost basis, when deliveries are made, or when contractually defined performance milestones are achieved. The timing of deliveries or milestones may fluctuate from quarter to quarter. In our Real Estate segment, sales of property may be made from time to time, which may result in variability in our operating results and cash flows.

We use estimates in accounting for most of our programs. Changes in our estimates could affect our future financial results.

Contract accounting requires judgment relative to assessing risks, estimating contract sales and costs, and making assumptions regarding length of time to contract completion and ability to meet contract requirements. Due to the size and nature of many of our contracts, the estimation of total sales and costs at completion is complicated and subject to many variables. For example, assumptions have to be made regarding the length of time to complete the contract because costs also include expected increases in wages and prices for materials. Similarly, assumptions have to be made regarding the future impacts of efficiency initiatives and cost reduction efforts. Incentives or penalties related to performance on contracts are considered in estimating sales and profit rates, and are recorded when there is sufficient information for us to assess anticipated performance. Estimates of award and incentive fees are also used in estimating sales and profit rates based on actual and anticipated awards. Because of the significance of the judgments and estimation processes described above, it is likely that materially different amounts could be recorded if we used different assumptions or if the underlying circumstances were to change. Changes in underlying assumptions, circumstances, or estimates may adversely affect our future period operating results, financial condition, and/or cash flows.

Failure to maintain effective internal controls in accordance with the Sarbanes-Oxley Act of 2002 could negatively impact the market price of our common stock. “Out of period” adjustments could require us to restate or revise previously issued financial statements.

Effective internal controls are necessary for us to provide reliable financial reports and to effectively prevent fraud. We rely on numerous manual processes to manage our business, which increases our risk of having an internal control failure. The SEC, as directed by Section 404 of the Sarbanes-Oxley Act of 2002, adopted rules requiring public companies to include a report by management on the effectiveness of our internal control over financial reporting in our Annual Reports on Form 10-K. In addition, our independent registered public accounting firm must report on the effectiveness of the internal control over financial reporting. Although we review our internal control over financial reporting in order to ensure compliance with the Section 404 requirements, if we or our independent registered public accounting firm is not satisfied with our internal control over financial reporting or the level at which these controls are documented, designed, operated or reviewed, or if our independent registered public accounting firm interprets the requirements, rules and/or regulations differently from our interpretation, then they may issue a report that is qualified. This could result in an adverse reaction in the financial marketplace due to a loss of investor confidence in the reliability of our financial statements, which ultimately could negatively impact our stock price.

In addition, we have in the past recorded, and may in the future record, out of period adjustments to our financial statements. In making such adjustments we apply the analytical framework of SEC Staff Accounting Bulletin No. 99, “Materiality” (“SAB 99”), to determine whether the effect of any out of period adjustment to our financial statements is material and whether such adjustments, individually or in the aggregate, would require us to restate or revise our financial statements for previous periods. Under SAB 99, companies are required to apply quantitative and qualitative factors to determine the “materiality” of particular adjustments. We recorded out of period adjustments in fiscal 2011 and 2010 related to our income tax provision and in each instance determined that such adjustments were not material to the period in which the error originated or was corrected. In the future we may identify further out of period adjustments impacting our interim or annual financial statements. Depending upon the complete qualitative and quantitative analysis, this could result in us restating or revising previously issued financial statements.

Risks Relating to Rocketdyne

As an aerospace and defense company, Rocketdyne is subject to many of the same risks to which GenCorp is subject.

As a participant in the aerospace and defense industry, Rocketdyne is subject to many of the same risks that GenCorp is subject to as described in the GenCorp risk factors, included elsewhere in or incorporated by reference into this offering memorandum, any of which could materially and adversely affect Rocketdyne’s revenues, earnings or cash flows. Among these risks are the following:

•	future reductions or changes in U.S. government spending;

•	negative audit of Rocketdyne by the U.S. government;

•	cost overruns on Rocketdyne’s contracts that require Rocketdyne to absorb excess costs;

•	failure of UTC’s and/or Rocketdyne’s subcontractors or suppliers to perform their contractual obligations;

•	failure to secure contracts;

•	failure to comply with regulations applicable to contracts with the U.S. government;

•	the inability to adapt to rapid technological changes;

•	failure of Rocketdyne’s information technology infrastructure;

•	product failures, schedule delays or other problems with Rocketdyne’s existing or new products and systems;

•	the release, explosion or unplanned ignition of dangerous materials used in Rocketdyne’s businesses;

•	loss of key qualified suppliers of technologies, components, and materials;

•	the results of significant litigation;

•	occurrence of liabilities that are inadequately covered by indemnity or insurance;

•	inability to protect Rocketdyne’s patents and proprietary rights;

•	business disruptions;

•	the loss of key employees and shortage of available skilled employees to achieve anticipated growth;

•	a strike or other work stoppage or Rocketdyne’s inability to renew collective bargaining agreements on favorable terms;

•	changes in Rocketdyne’s contract-related accounting estimates; and

•	environmental, health or safety liabilities, including unforeseen costs relating to investigation and/or remediation of regulated materials.

The cancellation or material modification of one or more significant contracts could adversely affect Rocketdyne’s financial results.

Sales, directly and indirectly, to the U.S. government and its agencies accounted for approximately 97% of Rocketdyne’s total net sales for each of the year ended December 31, 2011 and the nine month period ended September 30, 2012. Rocketdyne’s contracts typically permit the U.S. government to unilaterally modify or terminate a contract or to discontinue funding for a particular program at any time. The cancellation of one or more significant contracts and/or programs could have a material adverse effect on Rocketdyne’s ability to realize anticipated sales and profits. The cancellation of a contract, if terminated for cause, could also subject Rocketdyne to liability for the excess costs incurred by the U.S. government in procuring undelivered items from another source. If terminated for convenience, Rocketdyne’s recovery of costs would be limited to amounts already incurred or committed, and Rocketdyne’s profit would be limited to work completed prior to termination.

Rocketdyne faces risks associated with sourcing and obtaining technologies, components and materials from foreign sources.

Rocketdyne, directly and through its RD AMROSS joint venture, currently purchases technologies, components and materials from various foreign suppliers, primarily in Japan and Russia. In addition, certain of Rocketdyne’s domestic suppliers purchase a portion of their technologies, components and materials from foreign sources. Rocketdyne’s future success will depend in part upon its ability to maintain its existing foreign supplier relationships and to develop new ones. Rocketdyne’s dependence on foreign imports makes it vulnerable to risks associated with products manufactured abroad, including, among other things:

•	changes in import duties, tariffs and quotas;

•	loss of “most favored nation” trading status by the United States in relation to a particular foreign country, including Japan or Russia;

•	work stoppages;

•	delays in shipments;

•	receipt of potentially counterfeit parts or raw material;

•	freight cost increases;

•	economic uncertainties, including inflation;

•	foreign government political unrest; and

•	trade restrictions, including the United States retaliating against protectionist foreign trade practices.

If any of these or other factors were to render the conduct of business in particular countries undesirable or impractical, Rocketdyne’s financial condition and results of operations could be materially and adversely affected because it would have difficulty sourcing the technologies, components and materials it needs to remain competitive.

Rocketdyne’s international sales are subject to applicable laws relating to export controls, the violation of which could adversely affect Rocketdyne’s operations.

A significant portion of Rocketdyne’s activities are subject to export control regulation by the U.S. Department of State under ITAR. The export of certain defense-related products, hardware, software, services and technical data is regulated by the State Department’s DTCC under ITAR. DTCC administers the State Department’s authority under ITAR to impose civil penalties and other administrative sanctions for violations, including debarment from engaging in the export of defense articles or defense services. Violations of ITAR could result in significant sanctions including fines, more onerous compliance requirements, debarments from export privileges or loss of authorizations needed to conduct aspects of Rocketdyne’s international business.

In November 2011, DTCC informed UTC that it considers certain of UTC’s voluntary disclosures filed since 2005 to reflect deficiencies warranting penalties and sanctions. On June 28, 2012, UTC entered into a Consent Agreement (the “UTC Consent Agreement”) with DTCC to resolve a Proposed Charging Letter that references approximately 45 of UTC’s previous disclosures. The UTC Consent Agreement, which applies to Rocketdyne, has a four-year term, and provides that UTC will: (1) pay a civil penalty of up to $55 million; (2) appoint, subject to DTCC approval, an outside special compliance official to oversee the compliance by UTC and its subsidiaries and divisions, including Rocketdyne, with the UTC Consent Agreement and ITAR; (3) continue and undertake additional remedial actions to strengthen ITAR compliance, with emphasis on human resources and organization, training, automation, and security of electronic data; and (4) sponsor two outside ITAR compliance audits for UTC and its subsidiaries and divisions, including Rocketdyne, during the term of the UTC Consent Agreement.

In connection with the Acquisition, UTC has submitted a letter to the DTCC requesting that Rocketdyne be released from the UTC Consent Agreement upon consummation of the Acquisition; however, there can be no assurance that UTC will be successful in obtaining such release. A future violation of ITAR could materially adversely affect Rocketdyne’s business, financial condition and results of operations.

Risks Relating to the Acquisition

The acquisition of the business of Rocketdyne is subject to a number of conditions which could delay or materially adversely affect the timing of its completion, or prevent it from occurring.

On July 22, 2012, we entered into the Acquisition Agreement pursuant to which we agreed to purchase Rocketdyne, subject to certain conditions. There are a number of risks and uncertainties relating to the Acquisition. For example, the Acquisition may not be consummated in the timeframe or manner currently anticipated as a result of several factors, including, among other things, the failure of one or more of the Acquisition Agreement’s closing conditions, the failure to obtain sufficient financing to complete the Acquisition pursuant to the Debt Commitment Letter, or litigation relating to the Acquisition.

We may be unable to satisfy the conditions or obtain the approvals required to complete the Acquisition or such approvals may contain material restrictions or conditions.

The Acquisition is subject to numerous conditions, including the approval of government agencies and the expiration or termination of the waiting period under the HSR Act. On October 4, 2012, we and UTC each received requests for additional information (commonly referred to as a “second request”) from the FTC. On January 7, 2013, we and UTC received a modification to the second requests from the FTC, which at this time limits the scope of the FTC’s investigation of the Acquisition under such second requests to the LDACS businesses of Aerojet and Rocketdyne. The second requests were issued under the notification requirements of the HSR Act. The second requests extend the waiting period imposed by the HSR Act until 30 days after we and UTC have each substantially complied with the second requests, unless that period is extended voluntarily by the parties or terminated sooner by the FTC. We and UTC have been cooperating fully with the FTC. As described elsewhere in this offering memorandum and based on the modification to the second requests received from the FTC on January 7, 2013, we have decided to seek to divest Aerojet’s LDACS business in order to facilitate obtaining clearance of the Acquisition pursuant to the HSR Act. However, there can be no assurance that we will find a purchaser for Aerojet’s LDACS business and be able to negotiate an asset purchase agreement with such purchaser expeditiously or that the FTC will approve the proposed purchaser or the terms of such divestiture. If we are unable to complete a divestiture of Aerojet’s LDACS business or enter into a definitive agreement with a buyer providing for such divestiture, or reach an alternative remedy, we may not receive final FTC clearance for the Acquisition. In addition, the FTC may not approve the Acquisition or such approvals may impose conditions on the completion, or require additional divestitures or changes to the terms of the Acquisition, including restrictions on our business, operations or financial performance following the Acquisition, which could be adverse to our interests. In addition, the consummation of the Acquisition is subject to receiving the consent of International Space Engines Inc., a subsidiary of NPO Energomash of Russia and UTC’s joint venture partner in RD AMROSS, to the sale of UTC’s interest in RD AMROSS to us in connection with the Acquisition and there can be no assurance that we will be able to obtain such consent expeditiously or at all. These conditions or changes could also delay or increase the cost of the Acquisition and limit our earnings and financial prospects following the Acquisition.

Following the Acquisition, if consummated, we may face integration difficulties and may be unable to integrate Rocketdyne into our existing operations successfully or realize the anticipated benefits of the Acquisition.

We will be required to devote significant management attention and resources to integrating the operations and business practices of Rocketdyne with our existing operations and business practices. Potential difficulties we may encounter as part of the integration process include the following:

•	the inability to successfully integrate Rocketdyne in a manner that permits us to achieve the full revenue and other benefits anticipated to result from the Acquisition;

•

complexities associated with managing the businesses, including difficulty addressing possible differences in corporate cultures and management philosophies and the challenge of integrating complex systems, technology, networks and other assets of each of the companies in a seamless manner that minimizes any adverse impact on customers, suppliers, employees and other constituencies;

•	potential unknown liabilities and unforeseen increased expenses or delays associated with the Acquisition;

•	the inability to implement effective internal controls, procedures and policies for Rocketdyne as required by the Sarbanes-Oxley Act of 2002 within the time periods prescribed thereby;

•	the inability to implement effectively our new ERP system with respect to Rocketdyne;

•	negotiations concerning possible modifications to Rocketdyne contracts as a result of the Acquisition;

•	diversion of the attention of our management and the management of Rocketdyne; and

•	the disruption of, or the loss of momentum in, ongoing operations or inconsistencies in standards, controls, procedures and policies.

These potential difficulties could adversely affect our and the managers of Rocketdyne’s ability to maintain relationships with customers, suppliers, employees and other constituencies and the ability to achieve the anticipated benefits of the Acquisition, and could reduce the earnings or otherwise adversely affect our operations and Rocketdyne’s and our financial results following the Acquisition.

Our future results could suffer if we cannot effectively manage our expanded operations following the Acquisition.

Following the Acquisition, the size of our operations will be significantly increased. Our future success depends, in part, upon our ability to manage the expanded operations, which will pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. There can be no assurance that we will be successful or that we will realize any operating efficiencies, cost savings, revenue enhancements or other benefits currently anticipated from the Acquisition.

We expect to incur substantial expenses related to the Acquisition and the integration of our operations with Rocketdyne if the Acquisition is consummated.

We expect to incur substantial expenses in connection with the Acquisition and the integration of our operations with Rocketdyne. There are a large number of processes, policies, procedures, operations, technologies and systems that must be integrated, including purchasing, accounting and finance, sales, payroll, pricing, marketing and benefits. While we have assumed that a certain level of expenses will be incurred, there are many factors beyond our control that could affect the total amount or the timing of the integration expenses. Moreover, many of the expenses that will be incurred are, by their nature, difficult to estimate accurately. These integration expenses may result in us taking significant charges against earnings following the consummation of the Acquisition, and the amount and timing of such charges are uncertain at present.

CAPITALIZATION

The following table presents our consolidated cash and cash equivalents and capitalization as of August 31, 2012:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the Transactions as if they occurred on August 31, 2012.

You should read this table in conjunction with the information included under the headings “Offering Memorandum Summary—Summary Historical and Unaudited Pro Forma Condensed Combined Financial Information,” “Offering Memorandum Summary—The Transactions,” “Use of Proceeds,” “Unaudited Pro Forma Condensed Combined Financial Information,” “Selected Historical Consolidated Financial and Other Data—GenCorp Selected Historical Financial and Other Data,” “Selected Historical Consolidated Financial and Other Data—Rocketdyne Selected Historical Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—GenCorp” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Rocketdyne,” and under the heading “Selected Financial Data” included in GenCorp’s Annual Report on Form 10-K for the fiscal year ended November 30, 2011 and GenCorp’s Quarterly Report on Form 10-Q for the fiscal period ended August 31, 2012, incorporated by reference in this offering memorandum and with GenCorp’s audited consolidated financial statements and related notes thereto for the fiscal year ended November 30, 2011 and GenCorp’s unaudited consolidated financial statements and related notes thereto for the quarterly period ended August 31, 2012 which are incorporated by reference in this offering memorandum.

	As of August 31, 2012 (Unaudited)
	Actual	As Adjusted
	(in millions)
Cash and cash equivalents	$155.7	$75.3	(3)

Debt:
Senior Credit Facility(1)	48.1	48.1
New Term Loan(2)	—	50.0
Capital lease	1.1	1.1
Notes offered hereby	—	460.0
4 1/16% Debentures	200.0	200.0
2 1/4% Debentures	0.2	0.2

Total debt	249.4	759.4
Total Shareholders’ Deficit	(168.4)	(181.8)

Total Capitalization	$81.0	$577.6

(1)	Represents the outstanding principal amount at the existing term loan under the Senior Credit Facility. Excludes $44.8 million outstanding letters of credit under the Senior Credit Facility as well as an additional $13.5 million of letters of credit relating to Rocketdyne to be assumed or replaced in connection with the Acquisition.
(2)	Represents the full amount of the delayed draw term loan under the Senior Credit Facility.
(3)	Does not reflect possible adjustments to the Acquisition purchase price in accordance with the Acquisition Agreement as described elsewhere in this offering memorandum.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial statements presented below are derived from the historical financial statements of the Company and Rocketdyne adjusted to reflect the Acquisition. For a summary of the Acquisition, see the section of this offering memorandum entitled “Offering Memorandum Summary—The Transactions.”

The unaudited pro forma condensed combined financial statements presented as of and for the nine months ended August 31, 2012 and 2011, and for the fiscal year ended November 30, 2011, include historical consolidated financial information of the Company that has been derived from its historical consolidated financial statements as of and for the nine months ended August 31, 2012 and 2011, and for the fiscal year ended November 30, 2011, and Rocketdyne’s consolidated financial information has been derived from its historical consolidated financial statements as of and for the nine months ended September 30, 2012 and 2011, and for its fiscal year ended December 31, 2011.

The unaudited pro forma condensed combined statements of operations for the nine months ended August 31, 2012 and 2011, and for the year ended November 30, 2011, give effect to the Acquisition as if it had occurred on December 1, 2010, the first day of the Company’s prior fiscal year. The unaudited pro forma condensed combined balance sheet gives effect to the Acquisition as if it had occurred on August 31, 2012.

The unaudited pro forma condensed combined financial statements have been prepared using the acquisition method of accounting under GAAP.

The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (i) directly attributable to the transaction; (ii) factually supportable; and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results.

The pro forma adjustments have been developed based on assumptions and estimates, including assumptions relating to the consideration to be paid and the allocation of the purchase price to the assets acquired and liabilities assumed from Rocketdyne based on preliminary estimates of fair value. The final purchase price and the purchase price allocation will differ from that reflected in the unaudited pro forma condensed combined financial statements after final valuation procedures are performed and amounts are finalized following the completion of the Acquisition and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined future results of operations and financial position.

The unaudited pro forma condensed combined financial statements do not reflect any cost savings from operating efficiencies, synergies or other restructurings that could result from the Acquisition. Additionally, no adjustments were made to reflect termination costs to be incurred in connection with the Acquisition, as such costs are not currently factually supportable.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and do not purport to represent what the actual combined results of operations or the combined financial position of the Company would have been had the Acquisition occurred on the dates assumed, nor are they necessarily indicative of future combined results of operations or financial position.

GenCorp Inc.

Unaudited Pro Forma Condensed Combined Statements of Operations

For the Nine Months Ended August 31, 2012

	GenCorp Nine months ended August 31, 2012	Rocketdyne Nine months ended September 30, 2012	Reclassifications for Consistent Presentation(1)	Pro Forma Adjustments(2)		Pro Forma Combined
(In millions, except per share amounts)
Net sales	$696.7	$559.0	$—	$(60.7)	(A)	$1,195.0
Operating costs and expenses:
Cost of sales (exclusive of items shown separately below)	608.3	458.0	0.3	(59.1)	(B)	1,007.5
Selling, general and administrative	31.9	46.0	(17.9)	—		60.0
Depreciation and amortization	16.1	—	15.0	9.4	(C)	40.5
Research and development	—	24.0	(24.0)	—		—
Other expense (income), net	15.5	(1.0)	26.6	(30.7)	(D)	10.4

Total operating costs and expenses	671.8	527.0	—	(80.4)		1,118.4
Operating income	24.9	32.0	—	19.7		76.6
Non-operating (income) and expense:
Interest expense	16.6	—	—	28.0	(E)	44.6
Interest income	(0.5)	—	—	—		(0.5)

Total non-operating expenses, net	16.1	—	—	28.0		44.1
Income from continuing operations before income taxes	8.8	32.0	—	(8.3)		32.5
Income tax provision	13.8	12.0	—	(10.6)	(F)	15.2

(Loss) income from continuing operations	$(5.0)	$20.0	$—	$2.3		$17.3

(Loss) Income Per Share of Common Stock
Basic:
(Loss) income per share from continuing operations	$(0.08)					$0.29

Diluted:
(Loss) income per share from continuing operations	$(0.08)					$0.28

Weighted average shares of common stock outstanding	58.9					58.9

Weighted average shares of common stock outstanding, assuming dilution	58.9					81.2

(1)	See Note 1—Basis of Unaudited Pro Forma Presentation for explanation of reclassifications.
(2)	See Note 3—Unaudited Pro Forma Adjustments for explanation of adjustments.

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

GenCorp Inc.

Unaudited Pro Forma Condensed Combined Statements of Operations

For the Nine Months Ended August 31, 2011

	GenCorp Nine months ended August 31, 2011	Rocketdyne Nine months ended September 30, 2011	Reclassifications for Consistent Presentation(1)	Pro Forma Adjustments(2)		Pro Forma Combined
(In millions, except per share amounts)
Net sales	$665.9	$606.0	$—	$(154.8)	(A)	$1,117.1
Operating costs and expenses:
Cost of sales (exclusive of items shown separately below)	581.1	443.0	14.2	(114.4)	(B)	923.9
Selling, general and administrative	30.0	46.0	(20.1)	—		55.9
Depreciation and amortization	18.2	—	16.0	8.4	(C)	42.6
Research and development	—	24.0	(24.0)	—		—
Other expense (income), net	6.9	(5.0)	13.9	(13.9)	(D)	1.9

Total operating costs and expenses	636.2	508.0	—	(119.9)		1,024.3
Operating income	29.7	98.0	—	(34.9)		92.8
Non-operating (income) and expense:
Interest expense	23.4	—	—	28.7	(E)	52.1
Interest income	(0.8)	—	—	—		(0.8)

Total non-operating expenses, net	22.6	—	—	28.7		51.3
Income from continuing operations before income taxes	7.1	98.0	—	(63.6)		41.5
Income tax provision	3.4	38.0	—	(24.5)	(F)	16.9

Income from continuing operations	$3.7	$60.0	$—	$(39.1)		$24.6

Income Per Share of Common Stock
Basic:
Income per share from continuing operations	$0.06					$0.41

Diluted:
Income per share from continuing operations	$0.06					$0.38

Weighted average shares of common stock outstanding	58.7					58.7

Weighted average shares of common stock outstanding, assuming dilution	58.7					80.9

(1)	See Note 1—Basis of Unaudited Pro Forma Presentation for explanation of reclassifications.
(2)	See Note 3—Unaudited Pro Forma Adjustments for explanation of adjustments.

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

GenCorp Inc.

Unaudited Pro Forma Condensed Combined Statements of Operations

For the Fiscal Year Ended November 30, 2011

	GenCorp Year ended November 30, 2011	Rocketdyne Year ended December 31, 2011	Reclassifications for Consistent Presentation(1)	Pro Forma Adjustments(2)		Pro Forma Combined
(In millions, except per share amounts)
Net sales	$918.1	$792.0	$—	$(168.2)	(A)	$1,541.9
Operating costs and expenses:
Cost of sales (exclusive of items shown separately below)	799.3	581.0	31.0	(127.4)	(B)	1,283.9
Selling, general and administrative	40.9	69.0	(35.0)	—		74.9
Depreciation and amortization	24.6	—	22.0	10.9	(C)	57.5
Research and development	—	33.0	(33.0)	—		—
Other expense (income), net	14.5	(4.0)	15.0	(15.0)	(D)	10.5
Goodwill impairment	—	279.0	—	—		279.0

Total operating costs and expenses	879.3	958.0	—	(131.5)		1,705.8
Operating income (loss)	38.8	(166.0)	—	(36.7)		(163.9)
Non-operating (income) and expense:
Interest expense	30.8	—	—	38.2	(E)	69.0
Interest income	(1.0)	—	—	—		(1.0)

Total non-operating expenses, net	29.8	—	—	38.2		68.0
Income (loss) from continuing operations before income taxes	9.0	(166.0)	—	(74.9)		(231.9)
Income tax provision (benefit)	6.1	(67.0)	—	(23.3)	(F)	(84.2)

Income (loss) from continuing operations	$2.9	$(99.0)	$—	$(51.6)		$(147.7)

Income (Loss) Per Share of Common Stock
Basic:
Income (loss) per share from continuing operations	$0.05					$(2.52)

Diluted:
Income (loss) per share from continuing operations	$0.05					$(2.52)

Weighted average shares of common stock outstanding	58.7					58.7

Weighted average shares of common stock outstanding, assuming dilution	58.7					58.7

(1)	See Note 1—Basis of Unaudited Pro Forma Presentation for explanation of reclassifications.
(2)	See Note 3—Unaudited Pro Forma Adjustments for explanation of adjustments.

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

GenCorp Inc.

Unaudited Pro Forma Condensed Combined Balance Sheets

As of August 31, 2012

(In millions)	GenCorp August 31, 2012	Rocketdyne September 30, 2012	Pro Forma Adjustments(1)		Pro Forma Combined
ASSETS
Current Assets
Cash and cash equivalents	$155.7	$—	$(43.1)	(G)	$112.6
Accounts receivable	113.1	101.0	(3.9)	(I)	210.2
Inventories	41.3	8.0	109.6	(J)	158.9
Recoverable from the U.S. government and other third parties for environmental remediation costs	30.0	—	—		30.0
Current assets of discontinued operations	—	3.0	(3.0)	(K)	—
Current assets held for sale	—	—	4.0	(I)	4.0
Deferred tax asset	—	—	7.5	(M)	7.5
Other receivables, prepaid expenses and other	24.3	5.0	7.3	(L)	36.6
Income taxes	1.6	30.0	(21.1)	(M)	10.5

Total Current Assets	366.0	147.0	57.3		570.3
Noncurrent Assets
Property, plant and equipment, net	133.7	146.0	14.4	(N)	294.1
Real estate held for entitlement and leasing	65.5	—	—		65.5
Recoverable from the U.S. government and other third parties for environmental remediation costs	182.9	—	—		182.9
Goodwill	94.9	314.0	(164.3)	(O)	244.6
Intangible assets	14.2	12.0	133.0	(P)	159.2
Deferred tax asset	—	14.0	165.7	(M)	179.7
Fixed assets held for sale	—	73.0	(73.0)	(Q)	—
Equity method of investment	—	2.0	53.0	(R)	55.0
Noncurrent assets of discontinued operations	—	45.0	(45.0)	(K)	—
Other noncurrent assets, net	50.9	—	16.5	(H),(S)	67.4

Total Noncurrent Assets	542.1	606.0	100.3		1,248.4

Total Assets	$908.1	$753.0	$157.6		$1,818.7

LIABILITIES, REDEEMABLE COMMON STOCK, AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current Liabilities
Short-term borrowings and current portion of long-term debt	$2.8	$—	$2.5	(H)	$5.3
Accounts payable	40.7	20.0	(0.1)	(I)	60.6
Reserves for environmental remediation costs	40.8	—	—		40.8
Postretirement medical and life benefits	6.8	—	—		6.8
Advance payments on contracts	100.4	27.0	—		127.4
Current liabilities of discontinued operations	—	9.0	(9.0)	(K)	—
Current liabilities held for sale	—	—	1.2	(I)	1.2
Deferred income taxes	10.7	—	(10.7)	(M)	—
Other current liabilities	115.7	86.0	82.6	(T)	284.3

Total Current Liabilities	317.9	142.0	66.5		526.4
Noncurrent Liabilities
Long-term debt	246.6	—	507.5	(H)	754.1
Reserves for environmental remediation costs	157.6	—	—		157.6
Pension benefits	219.9	—	—		219.9
Postretirement medical and life benefits	66.9	—	—		66.9
Liabilities of fixed assets held for sale	—	12.0	(12.0)	(Q)	—
Noncurrent liabilities of discontinued operations	—	52.0	(52.0)	(K)	—
Other noncurrent liabilities	63.5	4.0	5.7	(U),(M)	73.2

Total Noncurrent Liabilities	754.5	68.0	449.2		1,271.7

Total Liabilities	1,072.4	210.0	515.7		1,798.1
Commitments and Contingencies
Redeemable common stock,	4.1	—	—		4.1
Total Shareholders’ (deficit) equity	(168.4)	543.0	(358.1)	(V)	16.5

Total Liabilities, Redeemable Common Stock and Shareholders’ (Deficit) Equity	$908.1	$753.0	$157.6		$1,818.7

(1)	See Note 3—Unaudited Pro Forma Adjustments for explanation of adjustments.

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

GenCorp Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial statements presented below are derived from the historical financial statements of the Company and Rocketdyne adjusted to reflect the Acquisition. For a summary of the Acquisition, see the section of this offering memorandum entitled “Offering Memorandum Summary—The Transactions.”

The unaudited pro forma condensed combined financial statements presented as of and for the nine months ended August 31, 2012 and 2011, and for the fiscal year ended November 30, 2011, includes historical consolidated financial information of the Company that has been derived from its historical consolidated financial statements as of and for the nine months ended August 31, 2012 and 2011, and for the fiscal year ended November 30, 2011, and Rocketdyne’s consolidated financial information has been derived from its historical consolidated financial statements as of and for the nine months ended September 30, 2012 and 2011, and for its fiscal year ended December 31, 2011.

The unaudited pro forma condensed combined statements of operations for the nine months ended August 31, 2012 and 2011, and for the year ended November 30, 2011, give effect to the Acquisition as if it had occurred on December 1, 2010, the first day of the Company’s prior fiscal year. The unaudited pro forma condensed combined balance sheet gives effect to the Acquisition as if it had occurred on August 31, 2012.

As described in the accompanying notes, the unaudited pro forma condensed combined financial statements have been prepared using the acquisition method of accounting under GAAP.

The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (i) directly attributable to the Acquisition; (ii) factually supportable; and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results.

The pro forma adjustments have been developed based on assumptions and estimates, including assumptions relating to the consideration to be paid and the allocation of the purchase price to the assets acquired and liabilities assumed from Rocketdyne based on preliminary estimates of fair value. The final purchase price and the purchase price allocation will differ from that reflected in the unaudited pro forma condensed combined financial statements after final valuation procedures are performed and amounts are finalized following the completion of the Acquisition and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined future results of operations and financial position.

The unaudited pro forma condensed combined financial statements do not reflect any cost savings from operating efficiencies, synergies or other restructurings that could result from the Acquisition. Additionally, no adjustments were made to reflect termination costs to be incurred in connection with the Acquisition, as such costs are not currently factually supportable.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and do not purport to represent what the actual combined results of operations or the combined financial position of the Company would have been had the Acquisition occurred on the dates assumed, nor are they necessarily indicative of future combined results of operations or financial position.

Reclassifications for Consistent Presentation

Certain reclassifications have been made to the historical financial statements of Rocketdyne to conform to the Company’s presentation, including certain general and administrative expenses, research and development costs, depreciation and amortization, and restructuring costs. The following reclassifications have been made to cost of sales on the unaudited pro forma condensed combined statements of operations (in millions):

	Nine months ended August 31, 2012	Nine months ended August 31, 2011	Year ended November 30, 2011
Reclassify certain general and administrative expenses(1)	$17.9	$20.1	$35.0
Reclassify depreciation and amortization(2)	(15.0)	(16.0)	(22.0)
Reclassify research and development(3)	24.0	24.0	33.0
Reclassify Rocketdyne acquisition related cost(4)	(0.2)	—	—
Reclassify restructuring expense(5)	(26.4)	(13.9)	(15.0)

Net adjustment to cost of sales	$0.3	$14.2	$31.0

(1)	The allocation of Rocketdyne’s corporate costs has been calculated to conform to the Company’s allocation method.
(2)	Depreciation and amortization has been reclassified for consistent presentation.
(3)	Research and development, presented as a separate line item in Rocketdyne’s historical financial statements, has been reclassified for consistent presentation.
(4)	Rocketdyne acquisition related expenses have been reclassified as an unusual item to conform to the Company’s presentation of such items.
(5)	Restructuring expense has been reclassified as an unusual item to conform to the Company’s presentation of such items.

Accounting Policy Adjustments

The Company performed a preliminary review of Rocketdyne’s accounting policies to determine whether any adjustments were necessary to ensure comparability in the unaudited pro forma condensed combined financial statements. The following differences were identified and are reflected in Note 3 below.

Revenue Recognition

The Company considers the nature of the individual underlying contract and the type of products and services provided in determining the proper accounting for a particular contract. The Company typically accounts for its contracts using the percentage-of-completion method, and progress is measured on a cost-to-cost or units-of-delivery basis. Sales are recognized using various measures of progress depending on the contractual terms and scope of work of the contract.

Adjustments have been included in the unaudited pro forma condensed combined financial statements to appropriately recognize revenue of Rocketdyne under the Company’s revenue recognition policy. This primarily represents certain of Rocketdyne’s contracts recognized under a cost-to-cost basis revenue recognition policy being converted to units-of-delivery basis, which has resulted in adjustments as follows:

Unaudited Pro Forma Condensed Combined Statement of Operations (in millions):

	Nine months ended August 31, 2012	Nine months ended August 31, 2011	Year ended November 30, 2011
Adjustment to net sales	$5.7	$(86.0)	$(89.6)
Adjustment to cost of sales	2.7	(80.4)	(81.9)

Unaudited Pro Forma Condensed Combined Balance Sheet as of August 31, 2012 (in millions):

Adjustment to inventories	$109.6
Adjustment to other current liabilities	115.8

Property, Plant and Equipment, net

The Company computes depreciation principally by accelerated methods based on the following useful lives:

Buildings and improvements	9—40 years
Machinery and equipment	3—19 years

Rocketdyne computed depreciation expense for property, plant and equipment based on the straight-line method with asset lives differing from the Company’s. After conforming Rocketdyne’s property, plant and equipment depreciation policy to the Company’s, the following adjustments were made to the unaudited pro forma condensed combined statement of operations (in millions):

	Nine months ended August 31, 2012	Nine months ended August 31, 2011	Year ended November 30, 2011
Adjustment to depreciation and amortization	$(4.3)	$(3.3)	$(3.6)

Conditional Asset Retirement Obligation

Certain of the Company’s costs are eligible for future recovery in the pricing of its products and services to the U.S. government and under existing third party agreements. At the time a liability is recorded for future costs, the Company records an asset for estimated future recoveries that are estimable and probable. Accordingly, the Company recorded an asset for Rocketdyne’s conditional asset retirement obligations amounting to $2.0 million.

The Company is not aware of any other accounting policy differences that would have a material impact on the unaudited pro forma condensed combined financial statements. Upon completion of the Acquisition, or as more information becomes available, the Company will perform a more detailed review of Rocketdyne’s accounting policies. As a result of that review, additional differences may be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements.

Assets Held For Sale

The Company classified its Liquid Divert and Attitude Control Systems (“LDACS”) program as assets held for sale for purposes of the unaudited pro forma condensed combined financial statements. The Company anticipates that it may be required to divest the LDACS product line in order to finalize the Acquisition and expects to use $4.7 million of cash representing the estimated costs to divest the LDACS program.

Summarized financial data for the LDACS program is as follows:

Unaudited Pro Forma Condensed Combined Statement of Operations (in millions):

	Nine months ended August 31, 2012	Nine months ended August 31, 2011	Year ended November 30, 2011
Net sales	$26.4	$27.6	$38.9
Income before income taxes	2.6	2.5	4.8

Unaudited Pro Forma Condensed Combined Balance Sheet as of August 31, 2012 (in millions):

Accounts receivable	$3.9
Property, plant and equipment	0.1

Accounts payable	$0.1
Other current liabilities	1.1

Note 2. Preliminary Purchase Price and Purchase Price Allocation

In July 2012, the Company signed a definitive agreement to acquire Rocketdyne from UTC for $550 million. The purchase price of $550 million, which is subject to adjustments for certain specified items as shown below, is expected to be financed with a combination of cash on hand and issuance of debt.

The preliminary purchase price allocation has been developed based on preliminary estimates of the fair value of the assets and liabilities of Rocketdyne. In addition, the allocation of the preliminary purchase price to acquired intangible assets is based on preliminary fair value estimates and is subject to final management analysis, with the assistance of third party valuation advisors at the completion of the Acquisition.

The preliminary purchase price was allocated to identifiable tangible and intangible assets acquired and liabilities assumed, based on the Company’s estimates of fair value as of the acquisition date of August 31, 2012. The excess of the preliminary purchase price over the net identifiable assets acquired is recorded as goodwill. Based upon a preliminary valuation and assuming the Acquisition had occurred on August 31, 2012, the preliminary purchase price for this acquisition would be allocated as follows (in millions):

Purchase Price	$550.0
Customer advances	(27.0)
Capital expenditures adjustment	(14.9)
Target net asset adjustment	4.6

Cash payment to UTC	$512.7

Tangible assets acquired:
Current assets	$236.6
Property, plant and equipment, net	160.5
Other non-current assets	57.0

Total tangible assets acquired	454.1
Intangible assets acquired	145.0
Liabilities assumed	(236.1)

Total identifiable net assets	363.0

Goodwill	$149.7

Long-term Debt

In connection with the Acquisition, the Company expects to issue debt in the principal amount of $510.0 million with an assumed weighted average interest rate of 7.1% per annum. The amortization of debt issuance costs of the Notes offered hereby are amortized assuming an 8.0 year life. In addition, the Second Amendment to the Senior Credit Facility provided for, among other things, a delayed draw term loan to the Company in an amount of up to $50.0 million to fund the Acquisition. For each 0.125% increase or decrease in interest rates on the debt and term loan issued in connection with the Acquisition, the Company’s annual interest expense would increase or decrease by approximately $0.6 million, with a related tax effect of $0.2 million.

The following is a summary of long-term debt issued for the Acquisition:

Unaudited Pro Forma Condensed Combined Statement of Operations (in millions):

	Nine months ended August 31, 2012	Nine months ended August 31, 2011	Year ended November 30, 2011
Interest expense	$27.3	$27.3	$36.4
Amortization of debt issuance costs	1.4	1.4	1.8

Total interest expense	$28.7	$28.7	$38.2

Unaudited Pro Forma Condensed Combined Balance Sheet as of August 31, 2012 (in millions):

	Total	Current Portion	Long-term Portion
Notes offered hereby	$460.0	$—	$460.0
Term loan under Senior Credit Facility	50.0	2.5	47.5

Total debt	$510.0	$2.5	$507.5

Underwriter’s fee	$11.5	$—	$11.5
Legal costs	2.0	—	2.0
Other fees	1.0	—	1.0

Total debt issuance costs	$14.5	$—	$14.5

Note 3. Unaudited Pro Forma Adjustments

Unaudited Pro Forma Condensed Combined Statements of Operations

The following adjustments have been reflected in the unaudited pro forma condensed combined statement of operations for the nine months ended August 31, 2012 and 2011, and the year ended November 30, 2011.

(A) To record the adjustments to net sales as follows (in millions):

	Nine months ended August 31, 2012	Nine months ended August 31, 2011	Year ended November 30, 2011
Conforming revenue recognition policy (see Note 1)	$5.7	$(86.0)	$(89.6)
Reverse Rocketdyne’s sales recognized for the funding of restructuring activities pursuant to the cost principles for U.S. government contracts determined under Federal Acquisition Regulations (“FAR”) and Cost Accounting Standards (“CAS”)	(16.7)	(19.8)	(12.0)
Reverse Rocketdyne’s sales recognized for the funding of the defined benefit pension plan pursuant to the cost principles for U.S. government contracts determined under FAR and CAS not assumed as part of the acquisition	(23.3)	(21.4)	(27.7)
Remove the anticipated divestiture of LDACS (see Note 1)	(26.4)	(27.6)	(38.9)

Total	$(60.7)	$(154.8)	$(168.2)

(B) To record the adjustments to cost of sales as follows (in millions):

	Nine months ended August 31, 2012	Nine months ended August 31, 2011	Year ended November 30, 2011
Conforming revenue recognition policy (see Note 1)	$2.7	$(80.4)	$(81.9)
Reverse Rocketdyne’s environmental benefit not assumed as part of the acquisition	0.3	—	—
Fair value adjustment to leases assumed	0.1	0.1	0.1
Reverse Rocketdyne’s defined benefit pension expense for pension liabilities not assumed as part of the acquisition	(38.4)	(9.0)	(11.5)
Remove the anticipated divestiture of LDACS	(23.8)	(25.1)	(34.1)

Total	$(59.1)	$(114.4)	$(127.4)

(C) To record the adjustments to depreciation and amortization as follows (in millions):

	Nine months ended August 31, 2012	Nine months ended August 31, 2011	Year ended November 30, 2011
Conforming depreciation policy (see Note 1)	$(4.3)	$(3.3)	$(3.6)
Depreciation expense on step-up to fair value of property, plant and equipment	(2.8)	(3.8)	(5.1)
Depreciation expense on assets not acquired	—	(1.0)	(2.0)
Amortization expense on intangibles	16.5	16.5	21.6

Total	$9.4	$8.4	$10.9

(D) To record the adjustments to other expense (income), net as follows (in millions):

	Nine months ended August 31, 2012	Nine months ended August 31, 2011	Year ended November 30, 2011
Reverse acquisition expenses	$(4.3)	$—	$—
Reverse restructuring expense not assumed as part of the acquisition	(26.4)	(13.9)	(15.0)

Total	$(30.7)	$(13.9)	$(15.0)

(E) To record the adjustments to interest expense related to the debt issued to finance the Acquisition as follows (in millions):

	Nine months ended August 31, 2012	Nine months ended August 31, 2011	Year ended November 30, 2011
Reverse cost of committed financing arrangement	$(0.7)	$—	$—
Interest expense (see Note 2)	28.7	28.7	38.2

Total	$28.0	$28.7	$38.2

(F) To record the adjustments to income tax provision (benefit).

Unaudited Pro Forma Condensed Combined Balance Sheets

The following adjustments have been reflected in the unaudited pro forma condensed combined balance sheet as of August 31, 2012:

(G) To record the net effect on cash and cash equivalents as follows (in millions):

Source of cash:
Cash and cash equivalents	$43.1
Notes offered hereby	460.0
Term loan under Senior Credit Facility	50.0

Total	$553.1

Use of cash:
Cash payment to UTC	$512.7
Total transaction expenses	40.4

Total	$553.1

(H) To record the issuance of debt (see Note 2) as follows (in millions):

Debt issuance costs:
Other noncurrent assets, net	$14.5

Long-term debt:
Short-term borrowings and current portion of long-term debt	$2.5
Notes offered hereby	460.0
Term loan under Senior Credit Facility	47.5

Total debt	$510.0

(I) To record assets held for sale relating to the LDACS program for the following items (see Note 1) (in millions):

Accounts receivable	$(3.9)
Accounts payable	(0.1)
Current assets held for sale	4.0
Current liabilities held for sale	1.2

(J) To record the adjustment to inventories to conform to the Company’s revenue recognition policy (see Note 1).

(K) To record the removal of discontinued operations as this was excluded from the Acquisition.

(L) To record the adjustments to other receivables, prepaid expenses and other as follows (in millions):

Record receivable, pursuant to the purchase agreement, for the indemnification of the Mitsubishi Heavy Industry, Ltd. termination reserve which was recorded by Rocketdyne	$13.0
Recognize cost of committed financing arrangement	(5.7)

Total	$7.3

(M) To record the adjustments to income taxes as follows (in millions):

Current deferred tax asset	$7.5
Income taxes	(21.1)
Noncurrent deferred tax asset	165.7
Reverse current deferred tax liability	(10.7)
Reverse noncurrent deferred tax liability	(0.4)

The Company determined that it is more likely than not that virtually all of the deferred tax assets will be realized after considering all positive and negative evidence after reflecting the proposed Acquisition in the pro forma condensed combined financial statements. As a result, a valuation allowance of $198.4 million was released. Positive evidence included cumulative profitability and a forecast of future taxable income sufficient to realize a portion of such deferred tax assets prior to the expiration of certain net operating loss and credit carryforwards. The Company’s conclusion that it is more likely than not that a portion of such deferred tax assets will be realized is strongly influenced by the Company’s forecast of future taxable income. The Company believes its forecast of future taxable income is reasonable; however, it is inherently uncertain. Therefore, if the Company realizes materially less future taxable income than forecasted or has material unforeseen losses, then its ability to generate sufficient income necessary to realize a portion of the deferred tax assets may be reduced and an additional charge to increase the valuation allowance may be recorded.

(N) To record the adjustments to property, plant and equipment, net as follows (in millions):

Record the estimate of fair value.	$14.5
Remove assets held for sale for LDACS (see Note 1)	(0.1)

Total	$14.4

(O) To record the adjustments to goodwill as follows (in millions):

Goodwill resulting from the Acquisition (see Note 2)	$149.7
Reverse goodwill recorded by Rocketdyne	(314.0)

Total	$(164.3)

(P) To record the adjustments to intangible assets as follows (in millions):

Fair value of intangibles	$145.0
Reverse intangibles of Rocketdyne	(12.0)

Total	$133.0

Intangible assets are amortized based on when they provide the Company economic benefit, or using the straight-line method, over their estimated useful life. The above intangible assets representing customer related intangibles and trade name intangibles will be amortized over five years and 40 years, respectively. Goodwill and intangibles are expected to be deductible for income tax purposes.

(Q) To record the removal of fixed assets held for sale as this item was excluded from the Acquisition.

(R) To record the adjustment to the equity method of investment in RD Amross, LLC, a 50% held joint venture, to reflect its estimated fair value.

(S) To record an asset for Rocketdyne’s conditional asset retirement obligations amounting to $2.0 million.

(T) To record the adjustments to other current liabilities as follows (in millions):

Reflect payment of acquisition costs	$(9.3)
Remove current liabilities of LDACS (see Note 1)	(1.1)
Performance obligation due to conforming revenue recognition policy (see Note 1)	115.8
Transfer tax accrual	3.2
Reverse Rocketdyne’s environmental liabilities not assumed as part of the Acquisition	(1.0)
Reverse Rocketdyne’s restructuring accrual not assumed as part of the Acquisition	(14.8)
Reverse Rocketdyne’s deferred compensation accrual not assumed as part of the Acquisition	(1.8)
Reverse Rocketdyne’s incentive compensation accrual not assumed as part of the Acquisition	(8.4)

Total	$82.6

(U) To record the adjustments to other noncurrent liabilities as follows (in millions):

Estimated fair value of the pension liability assumed associated with the represented Rocketdyne’s employees	$6.3
Reverse Rocketdyne’s environmental liabilities not assumed as part of the Acquisition	(1.0)
Fair value adjustment to leases assumed	0.8

Total	$6.1

(V) To record the adjustments to Shareholders’ (Deficit) Equity as follows (in millions):

Eliminate Rocketdyne’s parent’s equity	$(543.0)
Impact of deferred taxes	198.3
Anticipated divestiture of LDACS disposition costs, net of taxes (see Note 1)	(2.8)
Acquisition costs, net of income taxes	(10.6)

Total	$(358.1)

Note 4. Income (Loss) Per Share of Common Stock

A reconciliation of the numerator and denominator used to calculate basic and diluted income from continuing operations per share of common stock (“EPS”) is presented in the following table:

	Nine months ended August 31, 2012	Nine months ended August 31, 2011	Year ended November 30, 2011
	(In millions, except per share amounts; shares in thousands)
Numerator for Basic and Diluted EPS
Income (loss) from continuing operations	$17.3	$24.6	$(147.7)
Income allocated to participating securities	(0.3)	(0.3)	—

Income (loss) from continuing operations for basic earnings per share	17.0	24.3	(147.7)
Interest on 4 1/16% Debentures	6.1	6.1	—

Income (loss) from continuing operations available to common shareholders, as adjusted for diluted earnings per share	$23.1	$30.4	$(147.7)

Denominator
Basic weighted average shares	58,938	58,666	58,689
Effect of:
4 1/16% Debentures	22,219	22,219	—
Employee stock options	28	—	—

Diluted weighted average shares	81,185	80,885	58,689

Basic EPS:
Income (loss) per share from continuing operations	$0.29	$0.41	$(2.52)

Diluted EPS:
Income (loss) per share from continuing operations	$0.28	$0.38	$(2.52)

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

Rocketdyne Selected Historical Financial and Other Data

The following table presents selected historical combined and consolidated financial information for Rocketdyne, a component of Pratt & Whitney, a component of UTC as of December 31, 2010 and 2011, and for each of the three years in the period ended December 31, 2011. This information has been derived from, and should be read together with, the audited combined and consolidated financial statements of Rocketdyne, and the related notes, which are included elsewhere in this offering memorandum. The selected historical combined and consolidated financial information for Rocketdyne as of September 30, 2011 and 2012 and for the nine months ended September 30, 2011 and 2012 has been derived from, and should be read together with, the unaudited condensed combined and consolidated financial statements of Rocketdyne and the related notes, which are included elsewhere in this offering memorandum. In the opinion of management, all adjustments considered necessary for a fair presentation of Rocketdyne’s interim results and financial position have been included in the results and financial position of Rocketdyne as of September 30, 2011 and 2012 and for the nine months ended September 30, 2011 and 2012. Interim results are not necessarily indicative of the results that can be expected for a full fiscal year. The financial information presented about Rocketdyne for the twelve months ended September 30, 2012 has been derived by taking the historical audited combined and consolidated financial statements of Rocketdyne for the year ended December 31, 2011, less the historical unaudited condensed combined and consolidated financial statements of Rocketdyne for the nine months ended September 30, 2011, plus the historical unaudited condensed combined and consolidated financial statements of Rocketdyne for the nine months ended September 30, 2012. Historical results are not necessarily indicative of the results to be expected for future periods and financial results of Rocketdyne for the nine month period ended September 30, 2012 are not necessarily indicative of the results that can be expected for Rocketdyne for the fiscal year ended December 31, 2012.

	Year Ended December 31,			Nine Months Ended September 30,		Twelve Months Ended September 30, 2012
	2009	2010	2011	2011	2012
				(Unaudited)		(Unaudited)
	(in millions)
Income Statement Data:
Net sales	$842	$887	$792	$606	$559	$745
Cost of goods sold	646	643	581	443	458	596

Gross margin	196	244	211	163	101	149
Selling, general and administrative expenses	67	70	69	46	46	69
Research and development	40	34	33	24	24	33
Goodwill impairment	—	—	279	—	—	279
Other income, net	2	8	4	5	1	—

Income (loss) from continuing operations before income taxes	91	148	(166)	98	32	(232)
Income tax provision (benefit)	36	58	(67)	38	12	(93)

Net income (loss) from continuing operations	55	90	(99)	60	20	(139)

Discontinued operations:
Loss from discontinued operations, net of tax	(2)	(16)	(3)	(1)	—	(2)

Net income (loss)	$53	$74	$(102)	$59	$20	$(141)

Other Data:
Capital expenditures	13	12	21	8	14	27
Depreciation and amortization	21	25	22	16	15	21
Net cash provided by operating activities	45	123	149	113	73	109
Net cash used in investing activities	(12)	(12)	(20)	(8)	(14)	(26)
Net cash used in financing activities	(33)	(111)	(129)	(105)	(59)	(83)

Balance Sheet Data (at end of period):
Total assets		1,032	737		753	753
Total liabilities		300	208		210	210
Parent’s equity		732	529		543	543

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS—ROCKETDYNE

The preparation of the combined and consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires Rocketdyne to make estimates and assumptions that affect the amounts disclosed in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. In addition, Rocketdyne’s operating results for interim periods may not be indicative of the results of operations for a full year. This section contains a number of forward-looking statements, all of which are based on current expectations and are subject to risks and uncertainties including those described in this offering memorandum under the heading “Cautionary Note Regarding Forward-Looking Statements.” Actual results may differ materially. You should read the following discussion together with the “Risk Factors” section of this offering memorandum and Rocketdyne’s combined and consolidated financial statements and notes included elsewhere in this offering memorandum.

The following discussion and analysis of Rocketdyne’s financial condition and results of operations covers periods prior to the consummation of the Acquisition. Accordingly, the following discussion does not reflect the significant impact that the Acquisition will have on Rocketdyne, including increased leverage and liquidity requirements, cost saving initiatives and expenses related thereto.

Overview

Rocketdyne is the largest liquid rocket propulsion designer, developer, and manufacturer in the United States. As the primary propulsion system provider to the U.S. Government, specifically NASA and the DoD through ULA, Rocketdyne is considered to be the market leader in liquid launch propulsion and hypersonic systems.

Major Customers

The principal end user customers of Rocketdyne’s products and technology are agencies of the U.S. government. Since a majority of Rocketdyne’s sales are, directly or indirectly, to the U.S. government, funding for the purchase of its products and services generally follows trends in U.S. aerospace and defense spending. However, individual government agencies, which include the military services, NASA, the MDA, and the prime contractors that serve these agencies, exercise independent purchasing power within “budget top-line” limits. Therefore, sales to the U.S. government are not regarded as sales to one customer, but rather each contracting agency is viewed as a separate customer.

Customers that represented more than 10% of net sales for the periods presented are as follows:

	Nine months ended September 30,		Year Ended
	2012	2011	2011	2010	2009
NASA	35%	45%	43%	55%	55%
ULA	38%	36%	35%	29%	29%

Sales during the nine months ended September 30, 2012 directly and indirectly to the U.S. government and its agencies, including sales to Rocketdyne’s significant customers discussed above, totaled 97% of net sales. Sales during the nine months ended September 30, 2011 directly and indirectly to the U.S. government and its agencies, including sales to Rocketdyne’s significant customers discussed above, totaled 98% of net sales.

Sales in 2011, 2010, and 2009 directly and indirectly to the U.S. government and its agencies, including sales to Rocketdyne’s significant customers discussed above, totaled $769 million, $871 million, and $812 million, respectively. The demand for certain of Rocketdyne’s services and products is directly related to the level of funding of government programs.

Selected Programs

Due to the nature of Rocketdyne’s operations, its primary customer is the U.S. Government and the U.S. Government’s various agencies and departments. Changes in Rocketdyne’s results of operations from period to period are primarily determined by its performance on various government programs. In conjunction with the discussion of Rocketdyne’s result of operations, below is a summary of certain significant programs that affected Rocketdyne’s results of operations in the nine months ended September 30, 2012, and the years ended December 31, 2011, 2010 and 2009.

•	Delta IV—expendable launch system designed to launch payloads into orbit for the U.S. Air Force Evolved Expendable Launch Vehicle program (“EELV”) and commercial satellite business.

•

J-2X—NASA’s upper stage engine planned for use in the second stage of the future ARES I crew launch vehicle and for use in the Earth Departure Stage (“EDS”) of the future ARES V cargo launch vehicle, to support moon exploration missions.

•

RD-180—booster engine that currently provides the first-stage power for U.S. Atlas launch vehicles. The RD-180 is produced by RD AMROSS (“RDA”), a partnership between Rocketdyne and NPO Energomash of Russia. Rocketdyne accounts for RDA under the equity method of accounting.

•

RL10—upper stage rocket engine incorporated into the latest versions of ULA’s launch vehicles. The RL10A-4-2 powers the upper stage of the Atlas V, and the RL10B-2 powers the upper stage of the Delta IV launch vehicle.

•	RS-68—first stage engine for ULA’s EELV program.

•	SSME—Space Shuttle Main Engine that was used on NASA’s Space Shuttle and is planned to be used on its successor, the Space Launch System.

•

THAAD—Terminal High Altitude Area Defense; THAAD is a weapon system that functions to defend against short and medium-range ballistic missiles at significant distances from the intended target and at high altitudes.

•	CSD—The Chemical Systems Division (“CSD”) is included in discontinued operations and will be retained by UTC. See further discussion under “Discontinued Operations” below.

•	CSP—Concentrated Solar Power – Contract with Solar Reserve to supply receiver assembly hardware and control software for solar projects.

Results of Operations

Nine Months Ended September 30, 2012 Compared to Nine Months Ended September 30, 2011

Net Sales

	Nine months ended		Change*
	September 30, 2012	September 30, 2011
	(In millions)
Net sales	$559	$606	$(47)

*	Primary reason for change. The 8% decrease in sales in the nine months ended September 30, 2012 as compared to the nine months ended September 30, 2011 is primarily a result of the completion of the Space Shuttle Main Engine program as the last Shuttle flight was in July 2011, resulting in no significant revenue related to SSME in 2012. In addition, the RL10 contract was restructured in 2011 resulting in a one-time increase in revenue in 2011 that was not repeated in 2012. These reductions were partially offset by the restart of production on the RS-68 contract resulting in greater revenue in 2012.

Excluding revenues related to the SSME program, which we do not expect to generate significant revenues in the near future, net sales for the the nine months ended September 30, 2012 and 2011 would have been $549 million and $503 million, respectively.

Cost of Goods Sold

	Nine months ended		Change*
	September 30, 2012	September 30, 2011
	(In millions, except percentage amounts)
Cost of goods sold	$458	$443	$15
Cost of goods sold as a percentage of net sales	82%	73%

*	Primary reason for change. Cost of goods sold as a percentage of sales increased 9%, in the nine months ended September 30, 2012 as compared to the nine months ended September 30, 2011, primarily due to pension curtailment and restructuring charges. Program specific cost of sales as a percentage of sales increased 2% during this nine month period primarily driven by additional cost on the CSP program.

Selling, General and Administrative (“SG&A”)

	Nine months ended		Change*
	September 30, 2012	September 30, 2011
	(In millions, except percentage amounts)
SG&A:	$46	$46	$0
Percentage of net sales	8%	8%

*	Primary reason for change. SG&A expenditures remained flat in the nine months ended September 30, 2012 as compared to the nine months ended September 2012.

Research and Development

	Nine months ended		Change*
	September 30, 2012	September 30, 2011
	(In millions, except percentage amounts)
Research and development	$24	$24	$0
Percentage of net sales	4%	4%

*	Primary reason for change. Research and development expenditures remained flat in the nine months ended September 30, 2012 as compared to the nine months ended September 2012.

Other Income, Net

	Nine months ended		Change*
	September 30, 2012	September 30, 2011
	(In millions)
Other income, net	$1	$5	$(4)

*	Primary reason for change. Other income decreased $4 million due to a decline in income from RDA which is driven by deliveries under the RD-180 program. In the nine months ended September 30, 2012 and 2011, there were zero and two deliveries, respectively.

Income Tax Provision

	Nine months ended		Change*
	September 30, 2012	September 30, 2011
	(In millions)
Income tax provision (benefit)	$12	$38	$(26)
Effective tax rate	38%	39%

*	Primary reason for change. The decrease in income taxes for the nine months ended September 30, 2012 compared to the nine months ended September 30, 2011, is primarily due to changes in pre-tax income. The effective tax rate is consistent across the periods.

Discontinued Operations

The historical condensed combined and consolidated financial statements include all revenues, costs, assets and liabilities directly attributable to Rocketdyne. Included within the condensed combined and consolidated financial statements is the CSD business, which will be retained by UTC and is presented as discontinued operations (see further discussion in Note 1 of the Rocketdyne historical financial statements included elsewhere in this offering memorandum).

The following is a summary of the operations of CSD included in discontinued operations for the periods listed below:

	Nine months ended September 30,
	2012	2011
	(In millions)
Net sales	$1.3	$1.6
Income (loss) before income taxes	0.4	(2.2)
Income taxes	(0.2)	1.7
Net Income (Loss)	0.2	(0.5)

2011 Compared to 2010 and 2010 Compared to 2009

Net Sales

	Year Ended		Change*	Year Ended		Change**
	2011	2010		2010	2009
	(In millions)
Net sales	$792	$887	$(95)	$887	$842	$45

*	Primary reason for change. The decrease in sales in 2011, as compared to 2010, is primarily a result of lower volume on the Space Shuttle Main Engine program as the last Shuttle flight was in July 2011. In addition, NASA limited funding on the J-2X program. These reductions were partially offset by the restructuring of the RL10 contract resulting in increased revenue, the award of the Concentrated Solar Power contract and resulting sales, and the ramp-up of the THAAD Lots 1&2 contract.
**	Primary reason for change. The 5% increase in net sales in 2010, as compared to 2009, was due to the growth in the J-2X program, associated with efforts to complete the engine build in preparation for testing efforts, in addition to higher throughput on the RL10 production programs. These increases offset the reduction to the SSME program as that program neared completion with its last flight scheduled in July 2011.

Excluding revenues related to the SSME program, which we do not expect to generate significant revenues in the near future, net sales for the the years ended December 31, 2011, 2010 and 2009 would have been $677 million, $677 million and $583 million, respectively.

Cost of Goods Sold

	Year Ended		Change*	Year Ended		Change**
	2011	2010		2010	2009
	(In millions, except percentage amounts)
Cost of goods sold	$581	$643	$(62)	$643	$646	$(3)
Cost of goods sold as a percentage of net sales	73%	72%		72%	77%

*	Primary reason for change. The decrease in cost of goods sold in 2011, as compared to 2010, is in line with the sales variance drivers. Cost of goods sold as a percentage of sales is consistent across the periods.
**	Primary reason for change. Cost of goods sold decreased slightly in 2010, compared to 2009, due primarily to the lower volume on the SSME program as that program neared completion in 2011. This decrease was partially offset by an increase in the cost of goods sold associated with increased sales volume associated with engine fabrication and assembly for the J-2X engine program.

Selling, General and Administrative (“SG&A”)

	Year Ended		Change*	Year Ended		Change**
	2011	2010		2010	2009
	(In millions, except percentage amounts)
SG&A	$69	$70	$(1)	$70	$67	$3
Percentage of net sales	9%	8%		8%	8%

*	Primary reason for change. The slight decrease in selling, general and administrative expenses in 2011, as compared to 2010, was primarily due to reduced headcount in the accounting and finance departments.
**	Primary reason for change. The $3 million increase in selling, general and administrative expenses in 2010, as compared to fiscal 2009, was due primarily to a one-time contract adjustment.

Research and Development

	Year Ended		Change*	Year Ended		Change**
	2011	2010		2010	2009
	(In millions, except percentage amounts)
Research and development	$33	$34	$(1)	$34	$40	$(6)
Percentage of net sales	4%	4%		4%	5%

*	Primary reason for change. The $1 million decrease in research and development in 2011, as compared to 2010, was primarily a result of discretionary spending reductions in response to the net sales decline experienced in 2011.
**	Primary reason for change. The $6 million decrease in research and development in 2010, as compared to 2009, was primarily due to a strategic shift away from developing a High Energy Second Stage engine which resulted in a $6 million expenditure on research and development in 2009.

Goodwill Impairment

	Year Ended		Change*	Year Ended
	2011	2010		2010	2009
	(In millions)
Goodwill impairment	$279	$0	$279	$0	$0

*	Primary reason for change. See further discusson of goodwill impairment under “Critical Accounting Policies” below.

Other Income, Net

	Year Ended		Change*	Year Ended		Change**
	2011	2010		2010	2009
	(In millions)
Other income, net	$4	$8	$(4)	$8	$2	$6

*	Primary reason for change. Other income decreased $4 million due to a reserve for termination liability associated with the MB-XX contract. This reserve was offset by income for RD-180 deliveries and royalty payments on the gasification program.
**	Primary reason for change. The $6 million increase in other income in 2010 was primarily due to the income associated with additional RD-180 deliveries.

Income Tax Provision

	Year Ended		Change*	Year Ended		Change**
	2011	2010		2010	2009
	(In millions, except percentage amounts)
Income tax (benefit) provision	$(67)	$58	$(125)	$58	$36	$22
Effective tax rate	40%	39%		39%	40%

*	Primary reason for change. The change in income tax provision in 2011, as compared to 2010, was driven by the goodwill impairment loss recognized in 2011, which generated a loss from continuing operations. The effective tax rate is consistent across the periods.
**	Primary reason for change. The increase in income taxes in 2010, as compared to 2009, is primarily due to changes in pre-tax income. The effective tax rate is consistent across the periods.

Discontinued Operations

The historical combined and consolidated financial statements include all revenues, costs, assets and liabilities directly attributable to Rocketdyne. Included within the combined and consolidated financial statements is the CSD business, which will be retained by UTC and is presented as discontinued operations (see further discussion in Note 1 of the Rocketdyne historical financial statements included elsewhere in the offering memorandum).

The following is a summary of the operations of CSD included in discontinued for the periods listed below:

	Year Ended
	2011	2010	2009
	(In millions)
Net sales	$1	$6	$10
Loss before income taxes	(6)	(27)	(4)
Income tax benefit	3	11	2
Loss from discontinued operations	(3)	(16)	(2)

Liquidity and Capital Resources

UTC centralizes cash management and operations financing. Accordingly, none of the cash or debt at UTC has been assigned to Rocketdyne in the Rocketdyne combined and consolidated financial statements. With the exception of capital lease obligations, there is no debt specifically related to the operations of Rocketdyne, and therefore none have been attributed to Rocketdyne’s financial statements. Interest expense was not historically allocated to Rocketdyne and therefore is not reflected in the Rocketdyne combined and consolidated statements of operations.

Net Cash Provided by (Used in) Operating, Investing, and Financing Activities

	Nine Months Ended		Year Ended
	September 30, 2012	September 30, 2011	2011	2010	2009
	(In millions)
Net Cash Provided by Operating Activities	$73	$113	$149	$123	$45
Net Cash Used in Investing Activities	(14)	(8)	(20)	(12)	(12)
Net Cash Used in Financing Activities	(59)	(105)	(129)	(111)	(33)

Net Cash Provided by Operating Activities

The $73 million of cash provided by operating activities in the nine months ended September 30, 2012 was primarily the result of net income adjusted for non-cash expenses (defined as depreciation, amortization, corporate and shared employee overhead costs funded by UTC, stock compensation, and deferred taxes) which generated $79 million in the period. In addition to these factors, changes in working capital reduced cash provided by operating activities by $26 million, primarily due to an increase in accounts receivable of $39 million.

The $113 million of cash provided by operating activities in the nine months ended September 30, 2011 was primarily the result of net income adjusted for non-cash expenses and changes in working capital, which increased cash provided by operating activities by $44 million and $10 million, respectively.

The $149 million of cash provided by operating activities in 2011 was primarily the result of net loss adjusted for non-cash expenses (defined as goodwill impairment, depreciation, amortization, corporate and shared employee overhead costs funded by UTC, stock compensation, and deferred taxes) which generated $228 million in 2011. In addition to these factors, changes in working capital contributed $23 million, primarily due to a decrease in accounts receivable of $27 million.

The $123 million of cash provided by operating activities in 2010 was primarily the result of net income adjusted for non-cash expenses of $66 million. These factors were offset by negative changes in working capital of $17 million, including an increase in accounts receivable of $46 million, offset by a decrease in inventories of $32 million.

The $45 million of cash provided by operating activities in 2009 was the result of net income adjusted for non-cash expenses of $69 million. These factors were offset by negative changes in working capital of $77 million, including increases in accounts receivable and inventories, decreases in accounts payables and accrued liabilities, and discontinued operations.

Net Cash Used In Investing Activities

Cash flows used in investing activities relate primarily to capital expenditures. Rocketdyne’s capital expenditures in the periods presented are driven primarily by site consolidation efforts related to moving the Canoga Park, CA activities to the DeSoto facility in Chatsworth, CA, in addition to consolidation efforts at the West Palm Beach, FL facility. Other capital expenditures related to upgrades to machinery and equipment.

Net Cash Used in Financing Activities

The net cash flows used in financing activities for the periods listed above consisted solely of distributions to UTC.

Contractual Obligations

Rocketdyne has contractual obligations and commitments in the form of operating and capital lease arrangements.

The following table summarizes Rocketdyne’s contractual obligations as of December 31, 2011 and their expected effect on liquidity and cash flows in future periods:

	Payments due by period (in millions)
	Total	Less than 1 year	1-3 years	3-5 years	After 5 years
Contractual obligations
Operating leases	$6.0	$0.5	$1.0	$1.0	$3.5
Capital leases	0.2	0.1	0.1	—	—

Total	$6.2	$0.6	$1.1	$1.0	$3.5

Critical Accounting Estimates

Preparation of Rocketdyne’s financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Note 2 to the Rocketdyne Combined and Consolidated Financial Statements included in this offering memorandum describes the significant accounting policies used in preparation of the Rocketdyne Combined and Consolidated Financial Statements. Rocketdyne Management believes the most complex and sensitive judgments, because of their significance to the Rocketdyne Combined and Consolidated Financial Statements, result primarily from the need to make estimates about the effects of matters that are inherently uncertain. The most significant areas involving management judgments and estimates are described below. Actual results in these areas could differ from management’s estimates.

Combination. The combined and consolidated financial statements have been prepared for Rocketdyne as it was historically managed as a component of UTC’s Pratt & Whitney division. All significant intercompany transactions within Rocketdyne have been eliminated. All significant transactions between Rocketdyne and UTC and its subsidiaries are included in the Rocketdyne combined and consolidated financial statements. All intercompany sales and financing transactions with UTC and its subsidiaries are considered to be settled for cash in the Rocketdyne combined and consolidated statement of cash flows at the time the transaction is recorded.

Fixed Assets. Fixed assets are stated at cost. Depreciation is computed over the assets’ useful lives using the straight-line method. Rocketdyne management evaluates the potential impairment of long-lived assets when appropriate. If the carrying value of assets exceeds the sum of the undiscounted expected future cash flows, the carrying value of the asset is written down to fair value. For the periods presented, there was no impairment of long-lived assets.

Fixed Assets Held for Sale. Fixed assets held for sale are stated at lower of cost or net realizable value and consist of the Canoga Avenue Campus and certain land at the De Soto facility. These facilities will be retained by UTC.

Intangibles. Intangible assets consist of patents, trademarks and customer relationships. Useful lives of finite lived intangible assets are estimated based upon the nature of the intangible asset and the industry in which the intangible asset is used. Estimated useful lives of patents and finite-lived trademarks are generally 15 years.

Estimated useful lives of customer relationships generally range from 4 to 10 years. These intangible assets are amortized on a straight line basis over the period in which the economic benefits of the intangible assets are consumed.

Goodwill. Rocketdyne considers the carrying value of goodwill to be one of its critical accounting estimates used in the preparation of the Rocketdyne combined and consolidated financial statements. Rocketdyne believes the current assumptions and other considerations used to value goodwill to be appropriate. However, if actual experience differs from the assumptions and considerations used in its analysis, the resulting change could have a material impact on the Rocketdyne combined and consolidated financial statements.

Goodwill is primarily associated with the acquisition of Rocketdyne by UTC in 2005. Rocketdyne is organized into one reporting unit engaged in the business of designing, developing, manufacturing, marketing, selling, supporting and servicing rocket propulsion engines for space vehicles, missile defense propulsion systems, space and terrestrial power systems and related propulsion and power components and technology. In accordance with ASC No. 350, “Intangibles Goodwill and Other”, goodwill is reviewed annually, or more frequently if changes in circumstances indicate the carrying value may not be recoverable. To test for impairment, Rocketdyne utilizes discounted estimated future cash flows to measure fair value for the reporting unit. This calculation is highly sensitive to both the estimated future cash flows of each reporting unit and the discount rate assumed in these calculations. Annual impairment reviews are performed in the third quarter of the calendar year or upon a triggering event.

For the year ended December 31, 2011, Rocketdyne determined that its goodwill was impaired and recorded an impairment of $279 million.

Income Taxes. Rocketdyne records income taxes under FASB ASC No. 740, “Income Taxes” (“ASC 740”), under which deferred taxes reflect the temporary differences between the book and tax basis of assets and liabilities. A valuation allowance is established if, based on management’s review of both positive and negative evidence, it is more-likely-than-not that all or a portion of the deferred tax asset will not be realized. The income taxes have been prepared on a separate return basis as if Rocketdyne were a standalone entity. In the ordinary course of business there is inherent uncertainty in quantifying Rocketdyne’s income tax positions. Rocketdyne assesses its income tax positions and records tax benefits for all years subject to examination based upon management’s evaluation of the facts, circumstances, and information available at the reporting date. In accordance with ASC 740, formerly FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” (FIN 48), for those tax positions where it is more-likely-than-not that a tax benefit will be sustained, Rocketdyne has recorded the largest amount of tax benefit with a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where it is not more-likely-than-not that a tax benefit will be sustained, no tax benefit has been recognized in the financial statements. Where applicable, associated interest has also been recognized. Rocketdyne recognizes interest accrued related to unrecognized tax benefits in interest expense. Penalties, if incurred, would be recognized as a component of income tax expense.

Revenue Recognition. With limited exception, revenues under cost-reimbursement contracts are accounted for under the percentage-of-completion method of accounting whereby revenues are recorded for costs, as incurred, plus a portion of profit expected to be realized based on the ratio of costs incurred to estimated total costs at completion. Revenues under government and commercial fixed-price contracts and government fixed-price-incentive contracts are recorded on a percentage-of-completion, cost-to-cost basis. Certain other contracts are recorded at the time deliveries are made. Anticipated losses on contracts are recognized in full in the period the losses become probable and estimable.

Shipping and Handling. Shipping and handling costs are charged directly to the contract. If there is not a specific direct contract, shipping and handling costs are generally charged to costs of goods sold.

Research and Development. Research and development costs not specifically covered by contracts and those related to the Rocketdyne-sponsored share of research and development activity in connection with cost-sharing arrangements are charged to expense as incurred. Additionally, research and development costs may be partially offset by cash received under Cooperative Research and Development Agreements.

Research and development costs incurred under contracts with customers are expensed as incurred and are reported as a component of cost of products sold. Revenue from such contracts is recognized as sales when earned.

Environmental. Environmental investigatory, remediation, operating and maintenance costs are accrued when it is probable that a liability has been incurred and the amount can be reasonably estimated. The most likely cost to be incurred is accrued based on an evaluation of currently available facts with respect to each individual site, including existing technology, current laws and regulations and prior remediation experience. The range of possible loss is estimated at $2.5 million to $4 million. Where no amount within a range of estimates is more likely, the minimum is accrued. For sites with multiple responsible parties, we consider Rocketdyne’s likely proportionate share of the anticipated remediation costs and the ability of the other parties to fulfill their obligations in establishing a provision for those costs. Liabilities with fixed or reliably determinable future cash payments are discounted. Accrued environmental liabilities are not reduced by potential insurance reimbursements. As of September 30, 2012 and December 31, 2011 the outstanding liability for environmental liabilities from continuing operations was $2 million and $3 million, respectively, of which $1 million as of each date is included in accrued liabilities in the condensed combined and consolidated financial statements. The remainder of the liability is included in other long-term liabilities in the combined and consolidated financial statements.

Asset Retirement Obligations. We record the fair value of legal obligations associated with the retirement of tangible long-lived assets in the period in which it is determined to exist, if a reasonable estimate of fair value can be made. Upon initial recognition of a liability, we capitalize the cost of the asset retirement obligation by increasing the carrying amount of the related long-lived asset. Over time, the liability is increased for changes in its present value and the capitalized cost is depreciated over the useful life of the related asset. We have determined that conditional legal obligations exist for certain of Rocketdyne’s owned and leased facilities related primarily to building materials. The outstanding liability for asset retirement obligations was $2 million as of September 30, 2012 and December 31, 2011, and is included in other long-term liabilities in the condensed combined and consolidated financial statements. Additionally, $4 million of liabilities for asset retirement obligations related to fixed assets held for sale as of September 30, 2012 and December 31, 2011 are included in liabilities of fixed assets held for sale in the condensed combined and consolidated financial statements.

New Accounting Pronouncements

In October 2009, the FASB issued ASU No. 2009-13, “Multiple-Deliverable Revenue Arrangements.” This ASU establishes the accounting and reporting guidance for arrangements including multiple revenue-generating activities. This ASU provides amendments to the criteria for separating deliverables, measuring and allocating arrangement consideration to one or more units of accounting in addition to establishing a selling price hierarchy in determining the selling price of a deliverable. Significantly enhanced disclosures are required to provide information about a vendor’s multiple-deliverable revenue arrangements, including information about the nature and terms, significant deliverables, and its performance within arrangements. Additional disclosures are also required of the significant judgments made, changes to those judgments, and how the application of the relative selling-price method affects the timing or amount of revenue recognition. The amendments in this ASU were effective prospectively for revenue arrangements entered into or materially modified in the fiscal years beginning on or after June 15, 2010. This new ASU did not have a significant impact on the determination or reporting of Rocketdyne’s financial results.

In October 2009, the FASB issued ASU No. 2009-14, “Certain Revenue Arrangements That Include Software Elements.” This ASU changes the accounting model for revenue arrangements that include both tangible products and software elements that are “essential to the functionality,” and scopes these products out of current software revenue guidance. The new guidance includes factors to help companies determine what software elements are considered “essential to the functionality.” The amendments will subject software-enabled products to other revenue guidance and disclosure requirements, such as guidance surrounding revenue arrangements with multiple-deliverables. The amendments in this ASU were effective prospectively for revenue arrangements entered into or materially modified in the fiscal years beginning on or after June 15, 2010. This new ASU did not have a significant impact on the determination or reporting of Rocketdyne’s financial results.

In April 2010, the FASB issued ASU No. 2010-17, “Milestone Method of Revenue Recognition.” This ASU allows entities to make a policy election to use the milestone method of revenue recognition and provides guidance on defining a milestone and the criteria that should be met for applying the milestone method. The scope of this ASU is limited to the transactions involving milestones relating to research and development deliverables. The guidance includes enhanced disclosure requirements about each arrangement, individual milestones and related contingent consideration, substantive milestones and factors considered in that determination. The amendments in this ASU were effective prospectively to milestones achieved in fiscal years, and interim periods within those years, beginning after June 15, 2010. This new ASU did not have a significant impact on the determination or reporting of Rocketdyne’s financial results.

In May 2011, the FASB issued ASU No. 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.” This ASU clarifies the concepts related to highest and best use and valuation premise, blockage factors and other premiums and discounts, the fair value measurement of financial instruments held in a portfolio and of those instruments classified as a component of shareowners’ equity. The ASU includes enhanced disclosure requirements about recurring Level 3 fair value measurements, the use of nonfinancial assets, and the level in the fair value hierarchy of assets and liabilities not recorded at fair value. The provisions of this ASU are effective prospectively for interim and annual periods beginning on or after December 15, 2011. Early application is prohibited. This ASU is not expected to have an impact currently on the Rocketdyne financial statements or disclosures as there are presently no recurring Level 3 fair value measurements.

In September 15, 2011, the FASB issued ASU No. 2011-08, “Intangibles-Goodwill and Other (Topic 350): Testing Goodwill for Impairment.” This ASU permits an entity to first assess qualitative factors to determine whether it is more-likely-than-not (a likelihood of more than 50%) that the fair value of a reporting unit is less than its carrying amount. After assessing qualitative factors, if an entity determines that it is not more likely than not that the fair value of the reporting unit is less than its carrying amount, no further testing is necessary. If an entity determines that it is more likely than not that the fair value of the reporting unit is less than its carrying value, then the traditional two-step goodwill impairment test must be performed. This ASU is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. However, early adoption was permitted. Although it did not adopt ASU No. 2011-08 during 2011, Rocketdyne will evaluate the standard when performing its future goodwill impairment tests.

In December 2011, the FASB issued ASU No. 2011-11, “Disclosures about Offsetting Assets and Liabilities.” This ASU intends to enhance a financial statement user’s ability to understand the effects of netting arrangements on an entity’s financial statements, including financial instruments and derivative instruments that are either offset or subject to an enforceable master netting arrangement or similar. The scope of this ASU includes derivatives, sale and repurchase agreements and reverse sale and repurchase agreements, and securities borrowing and securities lending arrangements. This ASU includes enhanced disclosure requirements, including both gross and net information about instruments and transactions eligible for offset or subject to an agreement similar to master netting arrangement. The provisions of this ASU will be applied retrospectively for interim and annual periods beginning on or after January 1, 2013. Rocketdyne is currently evaluating the impact of this new ASU.